ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            TOMMY ARMOUR GOLF COMPANY

                                 USI CANADA INC.

                        TOMMY ARMOUR GOLF (SCOTLAND) LTD.

                           USI AMERICAN HOLDINGS, INC.

                                       AND

                           TEARDROP ACQUISITION CORP.

                                       AND

                              TEARDROP GOLF COMPANY


                                      DATED

                                OCTOBER 31, 1997

                                LIST OF SCHEDULES

Schedule 2.1      Purchase Price Allocation

Schedule 2.2      Accounting Principles

Schedule 4.4      Preliminary Balance Sheet

Schedule 4.5      Absence of Certain Liabilities and Changes

Schedule 4.7      Receivables

Schedule 4.9      Contracts

Schedule 4.10     Labor Matters

Schedule 4.11     Employee Benefit Plans and Benefit Arrangements, etc.

Schedule 4.12     Litigation; Compliance with Laws

Schedule 4.13     Real Property

Schedule 4.15     Proprietary Rights

Schedule 4.16     Environmental Matters

Schedule 4.17     Permits and Licenses

Schedule 4.18     Insurance

Schedule 4.19     Employees

Schedule 4.20     Certain Assets

Schedule 5.3      Capitalization

Schedule 5.4      Parent's Balance Sheet

Schedule 5.5      No Material Adverse Change

Schedule 6.2      Conduct of the Business Pending the Closing

Schedule 6.3      Pension Trusts

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Schedule 6.17     Callaway Non-Competition Obligations

Schedule 8.1      Bank Accounts

Exhibit A         Certificate of Designation


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                                TABLE OF CONTENTS

1.  Sale and Purchase of Assets...............................................
    1.1      Sale and Purchase of Assets......................................
    1.2      Excluded Assets..................................................
    1.3      Assignment of Contracts..........................................
    1.4      Obtaining Permits and Licenses...................................
    1.5      Certain Liabilities Assumed by Buyer.............................

2.  Purchase Price............................................................
    2.1      Purchase Price...................................................
    2.2      Adjustment of Purchase Price.....................................
    2.3      Payment of Purchase Price........................................

3.  Closing...................................................................
    3.1      Date of Closing .................................................
    3.2      Termination......................................................

4.  Representations and Warranties of Sellers.................................
    4.1      Organization, Standing and Authority of Sellers..................
    4.2      Authorization of Agreement.......................................
    4.3      Consents of Third Parties........................................
    4.4      Preliminary Balance Sheet........................................
    4.5      Absence of Certain Liabilities and Changes.......................
    4.6      Inventory........................................................
    4.7      Receivables......................................................
    4.8      Taxes............................................................
    4.9      List of Material Contracts.......................................
    4.10     Labor Matters....................................................
    4.11     Employee Benefit Plans and Benefit Arrangements..................
    4.12     Litigation; Compliance with Laws.................................
    4.13     Real Property....................................................
    4.14     Tangible Personal Property.......................................
    4.15     Proprietary Rights...............................................
    4.16     Environmental Matters............................................
    4.17     Permits and Licenses.............................................
    4.18     Insurance........................................................
    4.19     Employees........................................................
    4.20     Sufficiency of Assets............................................
    4.21     Transactions with Affiliates.....................................
    4.22     No Material Omissions............................................

5.  Representations and Warranties of Buyer...................................
    5.1      Buyer's Organization.............................................
    5.2      Authorization of Agreement.......................................
    5.3      Capitalization
    5.4      SEC Reports, Financial Statements, No Undisclosed Liabilities....
    5.5      No Material Adverse Change.......................................
    5.6      Consents of Third Parties........................................
    5.7      Litigation.......................................................
    5.8      Financing........................................................
    5.9      Transactions With Affiliates.....................................
    5.10     Section 203 of the DCGL Not Applicable...........................
    5.11     No Material Omissions............................................

6.  Further Agreements of the Parties.........................................
    6.1      Access to Information............................................
    6.2      Conduct of the Business Pending the Closing......................
    6.3      Employee and Employee Benefit Matters............................
    6.4      Registration of Stock............................................
    6.5      Other Action.....................................................
    6.6      Notices..........................................................
    6.7      Expenses.........................................................
    6.8      Publicity........................................................
    6.9      Transfer Taxes...................................................
    6.10     Supplement to Disclosures........................................
    6.11     Preservation of Records..........................................
    6.12     Certain Post-Closing Assistance by the Buyer.....................
    6.13     No Amendments of Preferred Stock Provisions......................
    6.14     Treasury Matters.................................................
    6.15     Use of Trade Names and Trademarks................................
    6.16     D&O Insurance....................................................
    6.17     Callaway Non-Competition Obligations.............................
    6.18     Board Seat.......................................................
    6.19     Restrictions on Sale of Stock....................................
    6.20     No Solicitation..................................................
    6.21     Certain Financial Statements.....................................
    6.22     Location of Assets...............................................

7.  Conditions of Closing.....................................................
    7.1      Conditions Precedent to Obligations of Buyer.....................
    7.2      Conditions Precedent to Obligations of Sellers...................


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8.  Documents to be Delivered at the Closing..................................
    8.1      Documents to be Delivered by Sellers.............................
    8.2      Documents to be Delivered by Buyer...............................

9.  Indemnification and Related Matters.......................................
    9.1      Indemnification..................................................
    9.2      Determination of Damages and Related Matters.....................
    9.3      Time and Manner of Certain Claims................................
    9.4      Defense of Claims by Third Parties...............................
    9.5      Environmental Matters............................................

10. Miscellaneous.............................................................
    10.1     Bulk Sales Compliance............................................
    10.2     Finders..........................................................
    10.3     Entire Agreement.................................................
    10.4     Jurisdiction and Governing Law...................................
    10.5     Schedules; Tables of Contents and Headings.......................
    10.6     Notices..........................................................
    10.7     Separability.....................................................
    10.8     Waiver...........................................................
    10.9     Binding Effect; Assignment.......................................
    10.10    Joint and Several Liability......................................
    10.11    Joint Agreement..................................................
    10.12    Best Knowledge...................................................
    10.13    Counterparts.....................................................

                            ASSET PURCHASE AGREEMENT

         The parties to this Asset Purchase Agreement dated October 31, 1997 (this "Agreement") are Tommy Armour Golf Company ("Tommy Armour"), a Delaware Corporation; USI Canada Inc. ("USI Canada"), an Ontario corporation; and Tommy Armour Golf (Scotland) Ltd. ("TAG Scotland"), a company incorporated with limited liability under the laws of Scotland ("Sellers"); USI American Holdings, Inc., a Delaware corporation ("Shareholder"); and TearDrop Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer") and TearDrop Golf Company, a Delaware corporation ("Parent").

                                    Recitals

         Buyer desires to purchase, and Parent desires Buyer to purchase, and Sellers desire to sell, substantially all of Sellers' assets and properties employed or held in connection with the business of manufacturing and selling golf clubs, golf gloves and any golf products and accessories (collectively, the "Business"). As part of such purchase and sale, Buyer is willing to assume certain obligations and liabilities of the Business as expressly set forth herein. Sellers are wholly-owned, indirect subsidiaries of Shareholder and, in connection with such purchase and sale, Shareholder is willing to make certain undertakings, as set forth herein.

         It is therefore agreed as follows:


         1. Sale and Purchase of Assets.

         1.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the closing referred to in Section 3 (the "Closing"), Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of the Sellers' right, title and interest in and to all of the assets used in the Business (other than the Excluded Assets referred to in Section 1.2), tangible and intangible, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement (the "Assets"), including, without limitation, the following:

                  (a) the real property (including the land and buildings, improvements and structures located thereon and all appurtenances and rights belonging thereto) owned or leased by Sellers and used in the Business all as described in Schedule 4.13 (the "Real Property"), together with any plans and specifications, warranties, guaranties, licenses, permits and approvals (subject to Section 1.4 hereof) and other rights and benefits relating to the ownership, use, construction and operation thereof;

                  (b) all the furnishings, furniture, office supplies, computers and computer software, vehicles, tools, machinery and equipment and other fixed assets owned by Sellers and used in the Business (the "Equipment");

                  (c) all accounts receivable of the Business, including but not limited to all accounting records of Sellers, credit files, notes, guarantees and collateral to the extent relating thereto;

                  (d) all quantities of inventory, wherever situated, including but not limited to finished goods, raw materials and work-in-progress used in the Business (the "Inventory");

                  (e) all Assumed Contracts (as defined in Section 1.5);

                  (f) prepaid expenses (including, wages, benefits and insurance (other than the insurance referred to in Section 1.2(d));

                  (g) all files and documents to the extent relating to customers and vendors of the Business, including but not limited to customer lists, and other business and financial records, financial statements, work papers, files, books, records and documents to the extent relating to the Business or the Real Property;

                  (h) all patents, trademarks and trade names and applications therefor, trade secrets, and technical information and know-how, which are owned by Sellers and used in the Business, and all goodwill associated therewith;

                  (i) all bank accounts of the Business and all cash remaining therein on the Closing Date; and

                  (j) all municipal, state and federal franchises, authorizations, permits and licenses of the Business or related to the Real Property.

         1.2 Excluded Assets. The parties to this Agreement expressly understand and agree that the Sellers are not selling, assigning, transferring or conveying to Buyer the following assets, rights and properties which shall be specifically excluded from the transactions contemplated by this Agreement (the "Excluded Assets"):

                  (a) amounts owed to a Seller by or claims by a Seller against third parties (excluding accounts receivable), including any right or claim to insurance proceeds, refunds of any non-assigned deposits, tax refunds, or tax abatements for which a Seller may have a claim with respect to the Assets or Business conducted prior to the Determination Time, as defined in Section 3.1;

                  (b) the name "U.S. Industries" or derivations thereof;

                  (c) minute books, stock ledger records and related records of the Sellers;

                  (d) any insurance policies of any affiliate other than the Sellers;

                  (e) any shares of capital stock;

                  (f) any assets of Sellers held in connection with or used in the operation of Sellers' subsidiaries or affiliates which do not primarily relate to the Business; provided that any such assets owned by Sellers and located at the Real Property are not Excluded Assets; and

                  (g) the assets referred to in Schedule 4.20 and any other assets of the Sellers specifically set forth in this Agreement as not being transferred to Buyer.

                  (h) assets which have been assigned to or contractually agreed to be transferred to Callaway Golf Company.

         1.3 Assignment of Contracts.

                  (a) Contracts Assignable Without Consent. Subject to the provisions of this Section 1.3, Sellers shall assign to Buyer, and Buyer shall assume, as of the Determination Time, all of the rights and obligations of Sellers under the Contracts.

                  (b) Non-assignability. To the extent that any Contract or any claim, right or benefit arising thereunder or resulting therefrom is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the other party thereto, or any third person (including a government or governmental unit) then unless such approval, consent or waiver is obtained, or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict (the "Interests"), this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof. Sellers shall use all reasonable efforts, and Buyer shall reasonably cooperate with Sellers, to obtain all necessary approvals, consents or waivers, or to resolve any such impediments to transfer as necessary to convey to Buyer each such Interest as soon as practicable; provided, however, that neither the provisions of this Section 1.3(b) nor Section 1.3(c) shall obligate either Sellers or Buyer to pay any consideration therefor except to obligate Seller to pay for reasonable costs of obtaining consent, including but not limited to filing fees and other ordinary administrative charges.

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                  (c) If Waivers or Consents Cannot be Obtained. To the extent that any of the approvals, consents or waivers referred to in Section 1.3(b) have not been obtained by Sellers as of the Closing, or until the impediments to transfer referred to in Section 1.3(b) are resolved, Sellers shall, during the remaining term of such Interests, use all reasonable efforts to (i) obtain the consent of any such third party; (ii) cooperate with Buyer, and Buyer shall use reasonable efforts to cooperate with Sellers, in any reasonable and lawful arrangements designed to provide the benefits of and obligations under such Interests to Buyer so long as Buyer fully cooperates with Sellers in such arrangements, provided that Buyer shall promptly reimburse Sellers for all payments pursuant to such Interests made by Sellers in connection therewith and indemnify Sellers with respect thereto, it being understood that this requirement of reimbursement shall not apply to the cost related to obtaining the consents; and (iii) enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of Sellers arising from such Interests against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interests in accordance with the terms thereof upon the advice of Buyer provided that Buyer shall indemnify Sellers with respect thereto).

         1.4 Obtaining Permits and Licenses. Sellers will assign, transfer or convey to Buyer at the Closing those permits and licenses which are held or used by the Sellers in connection with the Business and the Real Property and can be assigned without having to obtain the consent of any third party with respect thereto which has not been then obtained; provided, however, that Sellers will cooperate with Buyer in obtaining any third party consents necessary to the assignment or transfer of any other permits or licenses used or held by Sellers in connection with the Business and the Real Property which are so assignable or transferable. Buyer shall assume, or reimburse Sellers for, all costs associated with the assignment or transfer of permits and licenses. The failure of Sellers to cancel any permits or licenses shall not affect the respective rights, obligations, liabilities and indemnifications of Sellers by Buyer under this Agreement.

         1.5 Certain Liabilities Assumed by Buyer. Effective as of the Closing, Buyer shall, without any further responsibility or liability of or recourse to Sellers, or their directors, shareholders, affiliates, officers, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and shall be solely liable and responsible for
(a) all liabilities and obligations reflected on the Final Balance Sheet (as defined in Section 2.2 below), (b) all obligations under Contracts (as defined in Section 4.3) provided that Assumed Liabilities excludes any Contracts required to be listed on Schedule 4.9 that is not listed either (i) thereon or
(ii) on Schedule 4.10, 4.11 4.13, 4.15 or 4.19 (the "Assumed Contracts"), (c) all liabilities and obligations that Buyer is agreeing to assume pursuant to
Section 6.3, and (d) any and all product warranty claims that relate to products of the Business sold or manufactured prior to the Closing. The matters identified in the foregoing clauses (a) through (d) shall be referred to herein collectively as the "Assumed Liabilities". Any other liabilities, claims or obligations shall not be assumed by Buyer.

         2. Purchase Price.

         2.1 Purchase Price.

                  (a) The purchase price for the Assets (the "Purchase Price") shall consist of (i) Ten Million Dollars ($10,000,000) (the "Cash Purchase Price"), plus the assumption by the Buyer of the Assumed Liabilities, subject to post-closing adjustment pursuant to Section 2.2, (ii) One Hundred Thousand (100,000) shares of duly authorized, validly issued, fully paid and non-assessable preferred stock of the Parent having a redemption value of Ten Million Dollars ($10,000,000) and having the rights set forth in Exhibit A to this Agreement (the "Preferred Stock"), subject to post-closing adjustment pursuant to Section 2.2, and (iii) One Million (1,000,000) duly authorized, validly issued, fully paid and non-assessable shares of the Parent's common stock, subject to increase as provided for in Section 2.1(b) (the "Common Stock", and together with the Preferred Stock, the "Stock"). The Purchase Price shall be payable as provided in Section 2.3.

                  (b) If the Average Price of the Parent's common stock quoted on the Nasdaq SmallCap Market over the five trading days prior to the Closing Date is less than $4.00 per share, Buyer shall provide to Sellers at the Closing in addition to 1,000,000 shares set forth in (a)(iii) above, at Buyer's option either cash and/or shares of Parent's common stock valued at the Average Price of the Parent's common stock (the average price of the bid and asked for such five day period is referred to herein as the "Average Price") to make Sellers whole for the difference between $4.00 per share and the Average Price. If the bid price of Parent's common stock exceeds $4.00 per share for any five consecutive trading day period during the six month period following the Closing, the additional cash and/or shares provided by Buyer to Sellers pursuant to the preceding sentence shall be returned by Sellers to Buyer.

                  (c) The Purchase Price shall be allocated among the Assets and the Sellers in accordance with Schedule 2.1, to which allocation Buyer and Sellers agree to be bound. Buyer and Sellers agree to file all returns and reports including, without limitation, all federal, state and local income and franchise tax returns, on the basis of such allocation.

         2.2 Adjustment of Purchase Price.

                  (a) The Purchase Price shall be adjusted as follows, and shall be payable in accordance with Section 2.3:

                           (i) For purposes hereof, "Final Net Worth" shall mean
the Assets of the Business less the Liabilities of the Business, as reflected in the Final Balance Sheet referred to in Section 2.2(b). "Target Net Worth" shall mean $22,961,000.

                           (ii) If the amount of the Final Net Worth in
accordance with this Section is less than the Target Net Worth, the Purchase Price shall be decreased by an amount equal to the difference between the Final Net Worth and the Target Net Worth.

                           (iii) If the amount of the Final Net Worth is greater
than the Target Net Worth, the Purchase Price shall be increased by an amount equal to the difference between the Final Net Worth and the Target Net Worth.

                  (b) The Final Net Worth shall be determined as of the close of business on the day immediately preceding the day of the Closing (the "Determination Time") on the basis of the pro forma balance sheet of the Business as of the Determination Time (the "Final Balance Sheet"). The Final Balance Sheet shall be prepared by Sellers in accordance with generally accepted accounting principles as supplemented by the principles set forth in Schedule
2.2 (the "Accounting Principles") and shall be reported upon by Price Waterhouse LLP ("PW"); provided, however, that should PW be unable or unwilling to provide the report described above, Sellers shall promptly engage another independent public accounting firm of national reputation reasonably acceptable to Buyer (the "Alternate Firm") to provide such report, or Buyer and Sellers may agree to the amount of Final Net Worth and the amount of any required adjustment to the Purchase Price as contemplated by this Section 2.2. PW or the Alternate Firm, as the case may be, shall hereinafter be referred to as the "Auditor". Sellers shall be responsible for the fees and expenses of the Auditor.

                  (c) Sellers shall engage the Auditor to examine the Final Balance Sheet and shall use their best efforts to cause the Auditor to conclude its report so as to enable Sellers to deliver to Buyer the Final Balance Sheet within sixty (60) days after the Closing (or, in the event the Auditor is the Alternate Firm, within sixty (60) days after the Alternate Firm is engaged), together with a report of the Auditor thereon (i) setting forth the amount of Final Net Worth reflected in the Final Balance Sheet, (ii) stating that (y) the examination has been made in accordance with generally accepted auditing standards, and (z) the Final Balance Sheet has been prepared in conformity with the Accounting Principles, and (iii) setting forth the amount of any required adjustment to the Purchase Price pursuant to this Section 2.2. Buyer and Sellers shall take such actions as are necessary to cause the Auditor's audit of the Final Balance Sheet to be performed expeditiously. During the period from the Closing Date (as defined in Section 3.1) until the date of delivery of the Final Balance Sheet, Buyer shall give Sellers, the Auditor and other appropriate personnel such assistance and access to the assets and books and records of the Sellers as each Seller and the Auditor shall reasonably request during normal business hours in order to enable them to prepare and examine, respectively, the Final Balance Sheet. Parent's regular independent accountants, or such other independent accounting firm engaged by Buyer (which shall not be the Unrelated Accounting Firm referred to below) ("Buyer's Auditor") shall, at Buyer's expense, have the opportunity to observe the taking of the inventory of the Sellers in connection with the preparation of the Final Balance Sheet, and to examine the work papers, schedules and other documents prepared by Sellers in connection with its preparation of the Final Balance Sheet.

Sellers shall use their reasonable efforts to cause the Auditor to permit Buyer and Buyer's Auditor to examine the Auditor's work papers used in connection with its audit of the Final Balance Sheet.

                  (d) Within thirty (30) days following the delivery of the Final Balance Sheet and the related report of the Auditor, Buyer shall deliver to each Seller a notice of objection (an "Objection Notice") or a notice of acceptance (an "Acceptance Notice") with respect to the Final Balance Sheet and related auditor's report. Such Final Balance Sheet and related auditor's report shall be final and binding on the parties if an Acceptance Notice is delivered to each Seller or if no Objection Notice is delivered to each Seller within such thirty (30) day period. If an Objection Notice is delivered within such thirty
(30) day period, except for the objections included in the Objection Notice, such Final Balance Sheet and related audited report shall be final and binding on the parties. Any Objection Notice shall specify in reasonable detail the items on the Final Balance Sheet disputed and shall describe in reasonable detail the basis for the objection and all material relevant information in the possession of the objecting party which forms the basis thereof, as well as the amount in dispute. If an Objection Notice is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within fifteen (15) days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to Arthur Andersen LLP, provided that such firm would not have a material conflict of interest in so serving (the "Unrelated Accounting Firm"). If such firm is unable or unwilling to serve in such capacity, the parties shall agree on another firm, or, failing such agreement, a certified public accountant or firm of accountants shall be designated to serve as the Unrelated Accounting Firm pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Final Balance Sheet as promptly as practicable and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by Sellers and Buyer.

         2.3 Payment of Purchase Price.

                  (a) Concurrently with the execution of this Agreement, Buyer shall deliver 50,000 shares of Parent's common stock in the name of Tommy Armour to Sellers as the "Down Payment". The Down Payment shall be non-refundable except to the extent otherwise set forth in the next sentence. In the event the Agreement is terminated (i) by Sellers for any reason other than (A) the non-fulfillment of the conditions set forth in Section 7.2 or (B) pursuant to
Section 3.2(c) or (d) (as modified by the first paragraph of Section 3.2) or
(ii) by Buyer as a result of the non-fulfillment of any of the conditions set forth in Section 7.1, Sellers shall promptly return the Down Payment to Buyer. The certificates representing the shares constituting the Down Payment will contain a legend to the effect that such shares are subject to return under the circumstances described in this Section 2.3(a).

                  (b) At the Closing Buyer shall pay to Sellers an amount equal to the Cash Purchase Price by wire transfer of immediately available funds to an account designated by Sellers and shall deliver certificates in forms reasonably satisfactory to Sellers representing 950,000 shares of Common Stock of Parent and representing the Preferred Stock and shall pay and/or deliver any additional consideration payable or deliverable pursuant to Section 2.1(b).

                  (c) If Buyer delivers to Sellers the Acceptance Notice referred to in Section 2.2(d) or fails to deliver an Objection Notice within the thirty (30) day period required by Section 2.2(d), then (i) in the event the Final Net Worth is less than the Target Net Worth, Sellers shall within two (2) business days after the delivery of such Acceptance Notice or the expiration of such thirty (30) day period, as the case may be, pay to Buyer the amount by which the Target Net Worth exceeds the Final Net Worth, or (ii) in the event the Final Net Worth exceeds the Target Net Worth, Buyer shall within two (2) business days after the delivery of such Acceptance Notice or the expiration of such thirty (30) day period, as the case may be, pay to Sellers the amount by which the Final Net Worth is greater than the Target Net Worth. Alternatively, if Buyer delivers to Sellers the Objection Notice referred to in Section 2.2(c), within two (2) business days after such delivery, (y) Sellers shall pay to Buyer the amount, if any, by which the undisputed portion of the Final Net Worth is less than the Target Net Worth, or (z) Buyer shall pay to Sellers the amount, if any, by which the undisputed portion of the Final Net Worth is greater than the Target Net Worth. Within two (2) days after the resolution of any dispute by the parties or the Unrelated Accounting Firm relating to the Objection Notice, Sellers shall pay to Buyer, or Buyer shall pay to Sellers, as the case may be, the amount of any further adjustment required. The payment pursuant to this
Section 2.3(c) shall be made in the manner prescribed in Section 2.3(d).

                  (d) Any payment(s) pursuant to Section 2.3(c) shall be made
(a) one-half by certified or bank cashier's check, or, at the recipient's option, by wire transfer of immediately available funds and shall be accompanied by payment of an amount determined by computing simple interest on the amount of that payment at the rate of interest announced publicly by Bank of America in San Francisco from time to time as its "reference rate" (on the basis of a 365-day year) from the Closing Date to the date of payment and (b) one-half in Parent's preferred stock (of the same class and series as the Preferred Stock) at the redemption value of $100.00 per share, measured at the redemption value of $100.00 per share (together with any accrued but unpaid dividends as if issued on the Closing Date if payable to Sellers and if payable to Buyer increased by any dividends thereon paid to Sellers). If there is additional preferred stock issued by Parent to Sellers, Buyer shall cause such preferred stock to satisfy the representations and warranties contained in Section 5.3 hereof, to the extent applicable.

         3. Closing.

         3.1 Date of Closing. The Closing shall take place at the offices of Sellers' counsel (or at such other place as the parties may agree in writing) on November 7, 1997 or such other date mutually designated by Sellers and Buyer, or as extended under Section 3.2, but in no event later than five (5) business days after the date when each of the conditions specified in Article 7 have been fulfilled (or waived by the party entitled to waive that condition). The date on which the Closing is held is referred to in this Agreement as the "Closing Date". At the Closing, the parties shall execute and deliver the documents referred to in Section 8.

         3.2 Termination. This Agreement may be terminated at any time prior to the Closing (notwithstanding the dates below of November 7, 1997, if the reason the conditions under Section 3.2(c) have not been satisfied relate to Buyer's not having obtained financing by such date, then the dates in Sections 3.2(b) and (c) shall be extended to November 14, 1997):

                  (a) by mutual written agreement executed by Sellers and Buyer;

                  (b) by Buyer, if any of the conditions specified in Section
7.1 shall not have been satisfied or waived in writing by Buyer on or before November 7, 1997;

                  (c) by Sellers, if any of the conditions specified in Section
7.2 shall not have been satisfied or waived in writing by Sellers on or before November 7, 1997; or

                  (d) Without limiting the rights of Buyer or Sellers under Sections 3.2(b) and 3.2(c), this Agreement may in any event be terminated by Sellers or Buyer if the Closing shall not have occurred by November 14, 1997.

         Upon such termination none of the parties shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination. If the breach is by Buyer or Parent, Seller shall be entitled to retain the Down Payment and to the extent that Seller's damages arising from the breach of this Agreement are in excess of the value of the Down Payment as of the date of the receipt of the Down Payment, Sellers shall be entitled to be reimbursed by Parent for such damages in excess of the Down Payment. Buyer's obligations under Section 6.1 shall survive the termination of this Agreement. Anything to the contrary notwithstanding in this Agreement, to the extent there is a breach of this Agreement that does not constitute a willful breach and another party terminates this Agreement by reason of such non-willful breach, then the terminating party's damages, except for the Down Payment, shall be limited to all out of pocket expenses arising out of the negotiation of this Agreement, including any out-of-pocket expenses incurred by it respecting diligence performed by it or on its behalf.

         4. Representations and Warranties of Sellers. Sellers and Shareholder jointly and severally represent and warrant to Buyer that:

         4.1 Organization, Standing and Authority of Sellers. Sellers and Shareholder are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have full corporate power and authority to enter into and perform this Agreement. Sellers and Shareholder are qualified to do business and are in good standing in each jurisdiction in which the nature of their business or the properties owned or leased by them requires qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. "Material Adverse Effect" means, with respect to Sellers, a material adverse effect upon the businesses, operations, assets or financial condition of the Business, taken as a whole; and, with respect to Parent, a material adverse effect upon the business, operations, assets or financial condition of the Parent, taken as a whole.

         4.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and all documents relating thereto by Sellers and Shareholder have been duly authorized by all necessary corporate action of Sellers and Shareholder and this Agreement constitutes the valid and binding obligation of Sellers and Shareholder enforceable against them in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Sellers and Shareholder have the right, power and authority to execute and deliver this Agreement and perform their respective obligations hereunder.

         4.3 Consents of Third Parties. Subject to receipt of the consents and approvals referred to in Schedules 4.9, 4.13, 4.15 and 4.17, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Sellers will not (i) violate or conflict with the certificates of incorporation, by-laws or other constitutive documents of Sellers or Shareholder, (ii) conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any contracts, agreements, leases, arrangements and/or commitments of any kind which relate to the Business or the Real Property (the "Contracts"), indenture, mortgage, lien, lease, agreement, commitment or other instrument, or any order, judgment or decree, to which Sellers and Shareholder are a party or by which Sellers or Shareholder or any of their properties are bound, (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Sellers or Shareholder, or (iv) result in the creation of any lien, charge or encumbrance upon the capital stock, properties or assets of the Sellers or Shareholder, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) through (iv) which could not reasonably be expected to have a material adverse effect on Sellers' or Shareholder's ability to perform its obligations under this Agreement. No consent, approval or authorization of any governmental authority is required on the part of Sellers or Shareholder in connection with the execution, delivery and performance of this Agreement, except for filings with the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor and any other similar governmental entity with respect to the transfer of assets and liabilities of Employee Benefit Plans pursuant to this Agreement.

         4.4 Preliminary Balance Sheet. The unaudited pro forma balance sheet of the Business, dated as of August 23, 1997 (the "Preliminary Balance Sheet"), set forth in Schedule 4.4, presents fairly the pro forma financial condition of the Business (including the Real Property) as at such date in accordance with the Accounting Principles.

         4.5 Absence of Certain Liabilities and Changes. Except to the extent reflected or reserved for in the Preliminary Balance Sheet, there are no liabilities or obligations material to the Business or the Assets that would normally be shown on a balance sheet prepared in accordance with the Accounting Principles except (i) liabilities or obligations incurred in the ordinary course of business since the date of the Preliminary Balance Sheet, and (ii) liabilities and obligations disclosed in the Schedules hereto and liabilities and obligations not required to be so disclosed because of their failure to meet the materiality thresholds set forth therein, and (iii) liabilities and obligations which are being retained by Sellers or allocated to Buyer under the terms of this Agreement. Since the date of the Preliminary Balance Sheet, Sellers have operated the Business in the ordinary course and, except as set forth on Schedule 4.5, or contemplated by Schedule 6.2, there has not been:

                  (a) any change in the business, financial condition or results of operations of the Business that has had or could reasonably be expected to have a Material Adverse Effect;

                  (b) any change in any of the Assets or any change in the manner of conducting the Business that has had or could reasonably be expected to have a Material Adverse Effect;

                  (c) any damage, destruction or loss not covered by insurance that has had or could reasonably be expected to have a Material Adverse Effect;

                  (d) any material transaction made by Sellers relating to the Assets or Business (including the acquisition or disposition of Assets or the entering into or terminating any contract or transaction involving more than $20,000) other than in the ordinary course of business consistent with past practice or as otherwise permitted or contemplated by this Agreement;

                  (e) any lien, security interest or other encumbrance ("Lien") created or assumed by the Sellers on any of the Assets other than a Permitted Lien (as such term is defined in Section 4.13);

                  (f) any grant of any severance or termination pay by the Sellers to any executive officer or director of the Sellers or any increase in compensation or benefits payable by the Sellers under existing employment agreements or severance or termination pay policies to any of their employees other than (x) in the ordinary course of business consistent with past practices, including without limitation normal merit increases for salaried employees, (y) increases or grants required by contracts disclosed herein or by applicable law, or (z) increases, agreements and bonuses disclosed in Schedule 4.11;

                  (g) any adoption of, or increase in the payments to or benefits under any employment, bonus or deferred compensation agreement entered into between the Sellers and any of their directors, officers or other employees, other than as disclosed in Schedule 4.11; or

                  (h) any capital expenditures by Sellers in connection with the Business which in the aggregate are material;

                  (i) any agreement made by the Sellers to take any action that would cause any representation or warranties in this Section 4.5 to be untrue or incorrect.

         4.6 Inventory. The Inventory is of a quality usable and fit for sale in the ordinary course of business of the Sellers, except for obsolete items or damaged or defective items below standard quality as to which a provision has been made on the books of the Sellers in accordance with the Accounting Principles. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded on the books of the Sellers at the lower of cost (determined in accordance with the accounting inventory valuation methods of the Sellers) or fair market value.

         4.7 Receivables. All accounts receivable of the Sellers which either are reflected on the Preliminary Balance Sheet, or were created subsequent to the date of the Preliminary Balance Sheet, or otherwise on the books of the Business have arisen from bona fide sales in the ordinary course of business. Allowances in accordance with the Accounting Principles have been reflected in the Preliminary Balance Sheet with respect to the receivables shown thereon, and, with respect to receivables created subsequent to the date of the Preliminary Balance Sheet, allowances have been set up on the books of the Sellers in accordance with the Accounting Principles. Except as set forth in
Schedule 4.7, to the best knowledge of Sellers, (a) there are no material claims which have been made in writing by any customer relating to the non-payment of accounts receivables or (b) except for customary practices followed in the industry relating to the return of products and except for the right to return damaged or otherwise defective products, there is no legal right of customers to return products to Sellers.

         4.8 Taxes. With respect to the operations of the Business and the Assets prior to the Closing, Sellers have filed or will file on a timely basis all tax returns, reports and declarations in connection with any foreign, federal, state or local tax (including any payroll tax, employment tax, income tax, franchise tax, gross receipt tax, license tax, capital gains tax, excise tax, sales or use tax, withholding tax, or property tax) required to be filed, and Sellers have paid or will pay all taxes due and payable in accordance with such tax returns, reports and declarations or otherwise required to be paid. All such returns, reports and declarations were correct and complete in all material respects. There are no Liens on any of the Assets that arose or may arise in connection with any failure (or alleged failure) to pay any tax. Sellers have withheld and paid or collected and remitted all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent, supplier, vendor, creditor, stockholder or other third party.

         4.9 List of Material Contracts. Schedule 4.9 lists the following items with respect to the Business: all commitments or agreements that involve an expenditure by the Sellers of more than $20,000 for any one contract or series of related contracts that are not cancellable without liability on less than 31 days notice provided that purchase orders are listed as of August 23, 1997 (and all purchase orders entered into since such date have been entered into in the ordinary course of business). Schedule 4.9 excludes, however, any items which are to be included on Schedules 4.11, 4.13, 4.15, 4.18, 4.19 or 6.12. Except for the Contracts listed on Schedule 4.9, 4.11, 4.13, 4.15, 4.18, 4.19 or 6.12,
there are no Contracts that the Business is obligated for outside the ordinary course of business that in the aggregate obligate Sellers to expend more than $100,000 pursuant to contracts that are not cancellable without liability. Sellers have made available to Buyer complete and correct copies of all items listed in Schedule 4.9 that are in writing, and the descriptions contained in
Schedule 4.9 of all items listed therein that are not in writing are materially complete and correct. Except as disclosed in Schedule 4.9, the Sellers are not in default under the terms of any item listed in Schedule 4.9, which default has had a Material Adverse Effect. To the best knowledge of each Seller, each of the contracts, arrangements, instruments or other agreements listed in Schedule 4.9 is valid and in full force and effect and no party has notified any Seller in writing of its intention to cease to perform any material services required to be performed by it or withhold any material payment required to be made by it thereunder.

         4.10 Labor Matters. Except as set forth on Schedule 4.10, during the past two years, there has not been, to the Sellers' knowledge, (1) any strike, slowdown, picketing or organized work stoppage against the Business, (2) any proceeding against or affecting Sellers relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters of the Business, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, (3) any material labor or employment dispute against or affecting the Business, (4) any application for certification of a collective bargaining representative or other effort to organize employees of the Business for the purpose of forming or joining a union, or (5) any lockout of employees of the Business by Seller. The Business is not in violation of any legal requirements relating to employment, workers' compensation, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, or plant closings, any of which has had a Material Adverse Effect. There are no collective bargaining agreements to which Sellers are a party or to which the Business is subject.

         4.11 Employee Benefit Plans and Benefit Arrangements.

                  (a) Definitions.

                           (i) The term "Employees" shall mean all current
employees of the Sellers with respect to the Business, including employees on approved leaves of absence (whether family leave, workers compensation, medical leave or otherwise), and the term "Employee" shall mean any of the Employees.

                           (ii) The term "Employee Benefit Plans" shall mean
each and all "employee benefit plans" as defined in Section 3(3) of ERISA, maintained or contributed to by the Sellers or any predecessor or in which the Sellers or any predecessor participates or participated and which provides benefits to Employees including (a) any "employee welfare benefit plans" as defined in Section 3(1) of ERISA, including retiree medical and life insurance plans ("Welfare Plans"), (1) which Sellers maintain, administer, contribute to or are required to contribute to, or under which Sellers may incur liability and
(2) which covers any employee or former employee of Sellers; and (b) any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) ("Pension Plans") (1) which Sellers contributed to, or, within the five years prior to the date of this transaction, maintained, administered, contributed to or were required to contribute to, or under which Sellers may incur any liability and
(2) which covers any employee or former employee of Sellers; and

                           (iii) The term "Benefit Arrangements" shall mean any
life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, service award, company car, scholarship, relocation, patent award, fringe benefit, contracts, collective bargaining agreements, individual employment, consultancy, termination contracts or severance contracts and other policies or practices of the Sellers providing employee or executive compensation or benefits to Employees, other than Employee Benefit Plans.

                           (iv) The term "Other Participants" shall mean former
employees of the Sellers who are not employees but who are currently eligible for benefit entitlements under an Employee Benefit Plan or Benefit Arrangement. Schedule 4.11 contains an accurate list of Other Participants, indicating their corresponding Employee Benefit Plan or Benefit Arrangement participation.

                  (b) Schedule 4.11 lists all Employee Benefit Plans and all material Benefit Arrangements. Such Schedule indicates whether any Welfare Plans or Benefit Arrangements listed thereon are included in master contracts which permit or provide for the participation of entities other than the Sellers (the "Master Contracts"). Such Schedule also indicates whether any Pension Plans listed thereon participate in trusts sponsored by entities other than the Sellers for investment of plan assets (the "Master Trusts"). With respect to each of the Employee Benefit Plans and Benefit Arrangements, Sellers have delivered or made available to Buyer, as applicable, copies of any: (i) plans and related trust documents and amendments thereto; (ii) the most recent summary plan descriptions and the most recent annual report; (iii) the most recent actuarial valuation; (iv) the most recent determination letter received from the Internal Revenue Service; and (v) IRS Form 5500 filed in the most recent plan year with respect to any Employee Benefit Plan, including all schedules thereto and financial statements with attached opinions of independent accountants (if any). No event has occurred for which, and there exists no condition or set of circumstances under which, to the best of Sellers' knowledge, the Sellers or any Pension Plan (as defined in Section 6.3(a)) could be subject to any material liability under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code.

                  (c) (i) Each Pension Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, or has been submitted to the Internal Revenue Service requesting such a favorable determination; its related trust has been determined to be exempt from taxation under Section 501(a) of the Code; and, to the best of Sellers' knowledge, nothing has occurred since the date of such letter that would adversely effect such qualification or exemption; (ii) no event has occurred that will subject any Employee Benefit Plan to tax under Section 511 of the Code, and no "prohibited transaction" (within the meaning of Section 4975 of the Code and Sections 406 and 408 of ERISA) has occurred with respect to any such Employee Benefit Plan; and (iii) there are no material actions or proceedings (other than routine claims for benefits) pending or, to the best of Sellers' knowledge, threatened, with respect to any such Employee Benefit Plan or Benefit Arrangement or against the assets of any such Employee Benefit Plan and (iv) the Sellers are in compliance in all material respects with the terms of each Employee Benefit Plan and Benefit Arrangement and the operation of each Employee Benefit Plan and Benefit Arrangement has not adversely affected the qualification of each Employee Benefit Plan and Benefit Arrangement under the Code; (v) all Employee Benefit Plans and Benefit Arrangements are in material compliance with ERISA and the Code, the regulations and published authorities thereunder, and all other laws applicable with respect to all such Employee Benefit Plans and Benefit Arrangements; and (vi) all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and Benefit Arrangement except to the extent accrued for by Sellers.

                  (d) Neither Sellers nor any member of the controlled group (as defined in Code Sections 414(b)-(c)) ("Controlled Group") maintains or has maintained in the past five years any "multiemployer plans" (as defined in Sections 4001(a)(3) and 3(37) of ERISA) to which the Sellers would be liable for any payments or liabilities. Neither Sellers nor any member of the Controlled Group has incurred any liability in connection with the termination of a Pension Plan subject to Title IV of ERISA, the complete or partial withdrawal from multiemployer plans subject to Title IV of ERISA, or the failure to make contributions due under Section 412 of the Code or premiums due to the PBGC under Title IV of ERISA, which liability will not have been satisfied as of the Closing Date.

         4.12 Litigation; Compliance with Laws.

                  (a) There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Sellers' knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Sellers or Shareholder in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Sellers' knowledge, threatened, or any order, injunction or decree outstanding, against the Sellers or Shareholder that, if adversely determined, would have a Material Adverse Effect on the Sellers' or Shareholder's ability to perform their obligations under this Agreement.

                  (b) The Business, the Assets and the Real Property are not in violation of any applicable law, regulation, ordinance or any other applicable requirement of any governmental body or court, which violation would have a Material Adverse Effect, and to Sellers' knowledge no event has occurred or circumstance exists that may constitute a violation of same that would have a Material Adverse Effect. No written notice has been received by any Seller alleging any such violation, which violation would have a Material Adverse Effect.

                  (c) Except as disclosed in Schedule 4.12 or Schedule 4.10, there are no judicial or administrative actions or proceedings with respect to the Business or the Assets pending against Sellers or the Business or the Assets or, to the best knowledge of Sellers, threatened against same, including without limitation condemnation proceedings.

                  (d) Except as set forth in Schedule 4.12, Sellers are not presently engaged in any legal action to recover money due to them (except for ordinary course collection actions) or damages sustained by them in connection with the Business or the Assets.

         4.13 Real Property.

                  (a) Schedule 4.13 sets forth all of the real property of the Business owned in fee by the Sellers (the "Owned Property"). Except as set forth on Schedule 4.13, the Sellers have good and marketable title to each parcel of Owned Property free and clear of all Liens, and title thereto is insurable at regular rates (except for a special $2,000 premium) by a reputable title insurance company licensed to do business in the State of Illinois other than
(i) those reflected or reserved against in the Preliminary Balance Sheet; (ii) those reflected in any title reports or title insurance policies with respect to the Owned Property that are listed on Schedule 4.13, copies of which have been previously provided to Buyer; (iii) imperfections of title, easements, pledges, charges, restrictions and encumbrances, including, without limitation, survey matters, landlord's liens, mechanics' liens, repairmen's liens and other similar liens, if any, that do not materially detract from the value of the property subject thereto or interfere with the manner in which it is currently being used in the Business or impair the operations of the Business; and (iv) taxes and general and special assessments not in default and payable without penalty or interest (liens of the type referred to in clauses (i) through (iv) above being hereinafter referred to as "Permitted Liens").

                  (b) Schedule 4.13 sets forth a list of all of the real property leases in effect as of the date hereof with respect to the Business under which the Sellers are a lessee (collectively, the "Leased Property"). Sellers have made available to Buyer true, correct and complete copies of all such leases, including all amendments, modifications and renewals thereof. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect as of the date hereof and except as set forth on Schedule 4.13, may be assigned to Buyer without consent pursuant to their terms. There are no existing defaults by Sellers beyond any applicable grace periods under such leases, and the Sellers have not received any notice of default, except, in either case, for defaults (for which an applicable grace period has not expired) which would not have a Material Adverse Effect.

         4.14 Tangible Personal Property. All of the fixtures, machinery and equipment reflected in the Preliminary Balance Sheet (the "Tangible Personal Property") (a) to Seller's knowledge do not require repairs that would have a Material Adverse Effect on the Business and (b) are in existence (except for dispositions made in the ordinary course of business since the date of the Preliminary Balance Sheet in the ordinary course of business and minor items not substantial in character). Sellers have good title to, or hold by valid and existing lease, all of the Assets, free and clear of all Liens, other than (i) Permitted Liens and (ii) as reflected in any Contracts or Assumed Liabilities.

         4.15 Proprietary Rights.

                  (a) Schedule 4.15 sets forth a list of all inventions which are the subject of issued letters patent or an application therefor and all trade and service marks which have been registered or for which an application for registration is pending, in each case which are owned and used or licensed for use by the Sellers in the Business (each a "Proprietary Right"), specifying as to each, as applicable: (i) the nature of such Proprietary Right; (ii) the current owner of such Proprietary Right; (iii) the jurisdictions by or in which such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers, if available; and (iv) material licenses, sublicenses and other agreements to which the Sellers are a party and pursuant to which any person is authorized to use such Proprietary Right.

                  (b) Except as set forth on Schedule 4.15, the Sellers (i) are not a defendant in any claim, suit, action or proceeding which involves a claim of infringement by the Business of any proprietary rights of other persons, and
(ii) do not have any knowledge of any adverse, potential claims affecting ownership or unencumbered use of such Proprietary Rights. Except as disclosed on
Schedule 4.15, no Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Sellers or restricting the licensing thereof by the Sellers to any person. Buyer acknowledges that from time to time the products of the Business are sold and services of the Business are rendered to customers whose purchase orders sometimes contain agreements under which the Sellers may be required to defend, indemnify and hold the customer harmless against any charge of patent, trademark or copyright infringement and that the Uniform Commercial Code imposes a similar obligation where the products were and are made to the specifications of the customer. With the exception of the foregoing, and except as may be provided in items disclosed on Schedule 4.9 or Schedule 4.15, the Sellers have not entered into any special agreement to indemnify any other person against any charge of infringement of any patent, trademark, service mark or copyright of the Business.

         4.16 Environmental Matters.

                  (a) For purposes of this Section 4.16 and where otherwise used in this Agreement, the following terms shall have the indicated meanings:

                           "Environmental Law" means any and all prevailing and
applicable federal, state and local statutes, codes, rules, regulations, permits, ordinances and orders of any governmental entity as of the Closing Date relating to the storage, handling, disposal, treatment, investigation, Release, potential Release, threatened Release, remediation or other regulation of Hazardous Substances in any media, including but not limited to air, groundwater, building interior, water or soil, including by way of example and not limitation, CERCLA, ECRA, TSCA, and the Clean Water Act.

                           "Hazardous Substance" means any substance,
combination of substances, material, waste, gas or particulate matter which has been determined to be a soil, water or air contaminant or which is regulated under any prevailing and applicable Environmental Law, including, but not limited to, any material or substance which is (i) defined in any Environmental Law as a 'hazardous waste', 'hazardous material', 'hazardous substance', 'extremely hazardous waste' or 'restricted hazardous waste'; (ii) composed of petroleum; (iii) composed of material containing asbestos in a friable form; or (iv) a polychlorinated biphenyl.

                           "Release" means any dumping, pouring, pumping,
emitting, leaching, spilling, disposal, spreading, leaking or discharging of any Hazardous Substance into any media, whether soil, surface water, building interior, groundwater, air or any combination of the foregoing.

                  (b)      Except as set forth on Schedule 4.16:

                           (i) the Sellers have not received since January 1,
1992, any written notice from any governmental agency alleging or establishing that the Business, Assets or Real Property is not in compliance with such agency's requirements with respect to use by the Business, Assets or Real Property, of any Hazardous Substance ("Citations") and (ii) there are no pending or unresolved Citations against the Sellers;

                  (c) since January 1, 1992, Sellers have not received any request for information, notice of claim, demand or notification that it is or may be responsible for any threatened or actual Release of any Hazardous Substance at any property currently or formerly owned or operated by Sellers;

                  (d) There has been no Release of any Hazardous Substance(s) by the Business at any property currently owned or operated by the Sellers which is not in compliance with applicable Environmental Law;

                  (e) There are no actual or potential claims for personal injury or property damage arising out of Hazardous Substances Released by the Business at, on, in or under any property currently or formerly owned or operated by the Sellers; and

                  (f) the Business has obtained all environmental permits, licenses and approvals and has filed all necessary notices regarding the handling, storage, Release, processing or other use of Hazardous Substances required by applicable Environmental Law and which are material to operation of the business as currently conducted.

         4.17 Permits and Licenses. The Sellers have all material permits, licenses, franchises and other authorizations necessary for the conduct of the Business, Assets and Real Property as currently conducted, all such permits, licenses, franchises and authorizations, as listed on Schedule 4.17, are valid and in full force and effect and the Business, Assets and Real Property are in compliance with the terms and conditions of such permits except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All permits and licenses listed on Schedule 4.17 constitute all material permits and licenses necessary to permit Sellers to lawfully conduct and operate the Business in the manner currently conducted and operated and to own and use the Assets in the manner Sellers currently own and use such Assets.

         4.18 Insurance. The Sellers have listed on Schedule 4.18 all insurance policies pursuant to which the Business and the Assets are insured as of the date of this Agreement. Schedule 4.18 excludes, however, any insurance policies related to Employee Benefit Plans or Benefit Arrangements. All of such policies are in full force and effect. Except as set forth on Schedule 4.18 and except for routine claims by employees, there are no material pending claims under such insurance policies. Sellers have not to their knowledge failed to give any material notice or present any material claim under any such policy or binder in a due and timely fashion. Except for claims set forth in Schedule 4.18 and except for routine claims by employees, there are no outstanding unpaid claims under any such policy or binder. Sellers have not received a notice of cancellation or non-renewal of any such policy or binder. There is no failure to pay premiums thereon when due. To Seller's knowledge, there is no material inaccuracy in any application for any such policy or binder or other similar state of facts which would form the basis for termination of any such insurance.

         4.19 Employees. (a) Schedule 4.19 contains a complete and accurate list of the following information for each employee of the Business: employee name; job classification; current compensation paid or payable and any change in compensation outside the ordinary course of business since August 31, 1997.

                  (b) Schedule 4.19 or Schedule 4.9 lists all employment contracts with employees of the Business to which any Seller is a party or by which any Seller is bound. All of these employment contracts are in full force and effect, and no Seller nor to Sellers knowledge any other party is in material default under them. There have been no claims of defaults and, to the knowledge of Sellers, there are no facts or conditions which if continued, or on notice, will result in a default under these employment contracts.

                  (c) Except as set forth on Schedule 4.19 and except as contemplated by Section 6.17 no employee of the Business, the loss of whom would have a Material Adverse Effect on the Business, is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other person that in any way does or will materially adversely affect (i) the performance of his duties as an employee of Sellers, or (ii) the ability of Sellers to conduct the Business. To Sellers' knowledge, except for the individuals named in Section 6.20 hereof and except as set forth in Schedule 4.19, no officer or other key employee of Sellers intends to terminate his employment with Sellers.

         4.20 Sufficiency of Assets. Except as set forth in Schedule 4.20 with respect to services provided to Sellers by one or more of its direct or indirect parent companies, the

Assets owned or leased by the Sellers and included in the Assets, or which Sellers otherwise have the right to use (a) constitute all of the assets held for use or used in connection with the Business as of the date hereof, and (b) are adequate to conduct the Business as currently conducted and financed. Within U.S. Industries, Inc. and its affiliates, no entity other than Sellers manufactures or sells golf clubs or other golf products.

         4.21 Transactions with Affiliates. Since January 1, 1997, Sellers have not engaged in any material transactions with, or had any material contractual relationships with, any affiliate of Sellers except for (a) any of same on arms-length terms or (b) any referred to or otherwise described in Schedule 4.20 or designated as such on Schedule 4.9.

         4.22 No Material Omissions. The representations, warranties and statements made by Sellers and Shareholder in this Agreement and in the Schedules and Exhibit attached hereto do not contain any untrue statement of a material fact and, when taken together, do not omit any statement of a material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

         5. Representations and Warranties of Buyer. Parent and Buyer jointly and severally represent and warrant to each Seller as follows:

         5.1 Buyer's Organization. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each has the full corporate power and authority to enter into and to perform this Agreement.

         5.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Buyer have been duly authorized by all necessary corporate action of Parent and Buyer and this Agreement constitutes the valid and binding obligation of Parent and Buyer enforceable against each of them in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Without limiting the generality of the foregoing, no vote or consent of the shareholders of Parent is required (under Delaware law, NASDAQ rules, the Parent's articles of incorporation or by-laws or otherwise) for the valid execution, delivery and performance of this Agreement, including, without limitation, the issuance of the Stock to Sellers, the issuance of the Underlying Shares (as defined in Section 5.3) to Sellers and the filing of the Certificate of Designation with the Secretary of the State of Delaware.

         5.3 Capitalization. The authorized capital stock of Parent consists of 11,000,000 shares, (i) 10,000,000 of which are designated as Common Stock, of which, on the date hereof, there were 2,187,500 shares issued and outstanding and 801,000 shares reserved for issuance with respect to Stock Options and 1,687,000 shares reserved for issuance for

Warrants and related securities (the "Warrants") and (ii) 1,000,000 of which are divisible into such classes and series, with such designations, voting rights and other rights and preferences as the Board of Directors of Parent (the "Board of Directors") may from time to time determine (consistent with Article 4 of Parent's Articles of Incorporation), of which, on the date hereof, there are no shares issued or outstanding, and, except for the Preferred Stock, no shares have been designated by the Board of Directors as to classes or series. Parent has not within the last twelve (12) months acquired, redeemed or repurchased any shares of the capital stock of Parent. Each of the shares of Common Stock and Preferred Stock, and common stock underlying the Preferred Stock (the "Underlying Shares"), when issued to Sellers, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights, and will be free and clear of any and all Liens (defined in Section 4.13) or other restrictions, of any kind or nature. All issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable and have no preemptive rights. Except for the Stock Options granted pursuant to the stock option plan or otherwise or Warrants to acquire common stock of the Parent of not more than 2,488,000 shares, in the amounts and at the prices set forth on
Schedule 5.3 hereto, there are not now, and at the Closing there will not be any existing options, warrants, calls, subscriptions, preemptive rights or other rights or other agreements or commitments whatsoever directly or indirectly obligating Parent to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock of Parent or any other equity interest of any kind or nature whatsoever (including, without limitation, any interest evidencing any equity in Parent or convertible into any equity of the Parent, or any of its subsidiaries, or to acquire, redeem or repurchase any shares of capital stock of the Parent or any of its subsidiaries, or obligating the Parent or any of its subsidiaries to grant, extend or enter into any such agreement or commitment. After taking into consideration the issued and outstanding shares of Common Stock, the 1,000,000 shares of Common Stock to be issued to Sellers and the shares issuable with respect to the Stock Options and the Warrants, there are sufficient authorized shares of the Common Stock of Parent to be issued to Sellers in connection with the exercise of the conversion rights with respect to the Preferred Stock.
The Underlying Shares have been reserved for issuance.

         5.4 SEC Reports, Financial Statements, No Undisclosed Liabilities.

                  (a) Parent has timely filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it since January 1, 1996 pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act and the rules and regulations promulgated thereunder (the "Exchange Act") (collectively, the "SEC Reports"), all of which have complied, at the time filed, in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated thereunder. None of such SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The balance sheets and the related statements of operations, cash flows and shareholders' equity (including the notes thereto) of Parent and its subsidiaries contained or incorporated by reference in the SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present fairly the financial position and Stockholders equity of the Parent and its subsidiaries as of their respective dates, and results of their operations and their cash flows for the periods presented therein subject to the exceptions stated therein, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis, (i) except as otherwise noted therein, (ii) subject in the case of unaudited financial statements to normal year-end audit adjustments, (iii) except that the unaudited financial statements may not contain all of the footnote disclosures required by GAAP and (iv) except with respect to Form 10-Q as may otherwise be permitted by Form 10-Q. The sales of Buyer for the twelve months (12) ending September 30, 1997 have been less than Five Million Dollars ($5,000,000).

                  (c) Except to the extent reflected or reserved against in the Parent's consolidated balance sheet as of June 30, 1997 (the "Parent's Balance Sheet"), neither Parent nor any of its subsidiaries had, as of the date of such Parent Balance Sheet, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet, or in the notes thereto, prepared in accordance with GAAP. Except as disclosed in Schedule 5.5, since the date of the Parent's Balance Sheet, neither Parent nor any of its subsidiaries has incurred any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required to be included on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities, debts or obligations incurred in the ordinary course of business. Except as set forth in Schedule 5.4, there is, to the knowledge of Parent, no contingent liabilities of Parent or its subsidiaries except as disclosed in footnotes to Parent's Balance Sheet.

         5.5 No Material Adverse Change. Since the date of the Parent Balance Sheet, Parent has been operated in the ordinary course and, except as set forth in Schedule 5.5 or contemplated by Schedule 5.4, there has not been (a) any change in the business, financial condition, or results of operations of Parent that has had or could reasonably be expected to have a Material Adverse Effect,
(b) any change in any of the assets or any change in the manner of conducting the business of Parent that has had or could reasonably be expected to have a Material Adverse Effect; (c) and there has not occurred any of the other matters referred to in Sections 4.5(c) through Section 4.5(g), as such provisions apply to Parent and its assets and business (rather than Sellers, the Assets and the Business); or (d) any agreement made by Parent to take any action that will cause any representation or warranty in this Section 5.5 or Section 5.4 as to the absence of liabilities to be untrue or incorrect.

         5.6 Consents of Third Parties. The execution, delivery and performance of this Agreement by each of Parent and Buyer will not (i) violate or conflict with the certificate of incorporation, by-laws or other constitutional documents of Parent or Buyer; (ii) conflict with, or result in the breach or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any indenture, mortgage, lien, lease, agreement, commitment or other instrument or any order, judgment or decree, to which Parent or Buyer is a party or by which Parent or Buyer or any property of either of them is bound; or (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Parent or Buyer, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) and (iii) which could not reasonably be expected to have a Material Adverse Effect on Parent or Buyer's ability to perform its obligations under this Agreement. No consent, approval or authorization of any governmental authority is required on the part of Parent or Buyer in connection with the execution, delivery and performance of this Agreement.

         5.7 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Parent or Buyer's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Parent or Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Parent or Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against Parent or Buyer that, if adversely determined, would have a Material Adverse Effect upon Parent or Buyer or its ability to perform its obligations under this Agreement.

         5.8 Financing. Buyer will at the Closing have all funds necessary to pay the Purchase Price and related fees and expenses. Buyer will at the Closing have the financial capacity to perform all of its other obligations under this Agreement and the closing documents to be executed hereunder. Buyer, immediately after the Closing, will be solvent, will be able to meet its obligations and debts as they become due, the value of Buyer's assets at such time will exceed Buyer's liabilities, and Buyer will have adequate capital for the conduct of its business and the Business.

         5.9 Transactions With Affiliates. Except as set forth in the Parent's filings under the Exchange Act and except for the payment of salary and bonus in the ordinary course of business, since January 1, 1996 neither Buyer nor Parent has engaged in any transaction with, or has had any contractual relationship with, any executive officer of Buyer or Parent or any other affiliate of Buyer or Parent.

         5.10 Section 203 of the DCGL Not Applicable. The Board of Directors of the Parent has, prior to the execution of this Agreement, (i) approved the execution, delivery and performance by the Parent of this Agreement including the acquisition of Common Stock and Preferred Stock by Sellers, the execution, delivery and performance of the Certificate of

Designation in the form of Exhibit A (the "Certificate of Designation"), and the other transactions contemplated by each of this Agreement and the Certificate of Designation, and such approval was and is fully sufficient to render inapplicable to (a) this Agreement, including the acquisition of Common Stock and Preferred Stock by Sellers, (b) the Certificate of Designation relating to the Preferred Stock and (c) the other transactions contemplated hereby and thereby, the restrictions of Section 203 of the Delaware General Corporation Law (the "DGCL") including Section 203(a). Other than Section 203 of the DGCL, (y) no state takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Parent after due inquiry, of any other state or jurisdiction) applies or purports to apply to this Agreement, the Certificate of Designation or any of the other transactions contemplated hereby or thereby and (z) no provision of the certificate of incorporation, by-laws or other governing instruments of the Parent or any of its subsidiaries or the terms of any rights plan or any document to which Parent is a party or by which it is bound or subject would, directly or indirectly, restrict or impair the ability of Sellers to vote, or otherwise to exercise the rights of a stockholder with respect to Common Stock or Preferred Stock or any other securities of the Parent that may be acquired by Seller or permit any stockholder to acquire securities of the Parent on a basis not available to Sellers in the event that Sellers were to acquire securities of the Parent (including the Stock).

         5.11 No Material Omissions. The representations, warranties and statements made by Parent and Buyer in this Agreement and in the Schedules and Exhibit attached hereto do not contain any untrue statement of a material fact and, when taken together, do not omit any statement of a material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

         6. Further Agreements of the Parties.

         6.1 Access to Information. Prior to the Closing, Buyer may make such investigation of the business and properties of the Sellers as Buyer may desire, and upon reasonable notice, Sellers shall give to Buyer and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of the Sellers, and Sellers shall furnish to Buyer during that period all copies of documents and information concerning the Business as Buyer may reasonably request subject to applicable law. Buyer shall hold, and shall cause its counsel, accountants and other agents and representatives to hold, all such information and documents in accordance with, and subject to the terms of, the confidentiality agreement previously executed by Buyer with respect to this transaction. To the extent reasonably requested by Sellers, Buyer shall provide Sellers with similar access as is provided for above in this Section 6.1.

         6.2 Conduct of the Business Pending the Closing. Until the Closing, except as otherwise set forth in Schedule 6.2 or contemplated by this Agreement, Sellers shall comply with the provisions set forth below with respect to the
Business:

                  (a) The Sellers shall operate the Business in the ordinary course and in the manner consistent with its prior practice;

                  (b) Except as provided for under the existing Employee Benefit Plans and Benefit Arrangements, as defined below, the Sellers shall not (i) grant or agree to grant any bonuses to any employee, (ii) grant any general increase in the rates of salaries or compensation of its employees or any specific increase to any employee except such as are in accordance with regularly scheduled periodic increases, or (iii) provide for any new pension, retirement or other employment benefits to any of its employees or any increase in any existing benefits, except as required by applicable law or an existing commitment;

                  (c) The Sellers shall not amend any of their certificates of incorporation or by-laws which amendment would have an adverse effect on this transaction, issue any shares of capital stock or enter into any merger or consolidation agreement;

                  (d) The Sellers shall use reasonable efforts to maintain and preserve the Business intact, to retain the present employees of the Business so that they will be available to Buyer after the Closing except for the services of the individuals named in Section 6.20 and as contemplated by Schedule 4.19 and to maintain their relationships with customers, suppliers and others in connection with the Business so that those relationships will be preserved after the Closing;

                  (e) The Sellers shall not sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of the material assets or properties, tangible or intangible, related to the Business or incur any material liabilities related to the Business, except for sales and dispositions made, or liabilities incurred, in the ordinary course of business; and

                  (f) Sellers shall maintain in full force and effect all insurance currently maintained by Sellers with respect to the Business and the Assets.

         6.3 Employee and Employee Benefit Matters.

                  (a) Employment of Employees at Closing. On the Closing Date Buyer shall (i) offer to employ the Employees, on an at-will basis, at the same compensation levels and on substantially the same other terms and conditions of employment in effect as of the Determination Time; and (ii) except as provided below in this Section 6.3(a) and in the last sentence of Section 6.3(b), assume sponsorship of the Employee Benefit Plans and Benefit Arrangements except for the USI Stock Option Plan. The preceding sentence shall not require that after the Closing Date Buyer continue to employ such Employees, or continue to employ such Employees at the same compensation levels or otherwise on substantially similar terms and conditions of employment, in effect as of the Determination Time provided that the foregoing shall not in any manner impair or otherwise reduce the assumption of liability relating to COBRA and life insurance required to be made pursuant to the preceding sentence. Notwithstanding clause (ii) above Buyer shall not be required to assume or continue sponsorship of the Employee Benefit Plans which provide life, health and medical benefits, including COBRA, if Buyer establishes its own plans (the "Buyer's Plans") and Buyer's Plans assumes all liabilities relating to COBRA and life insurance relating to the Employees and the Other Participants and provides benefits which are substantially similar to the benefits provided in such Employee Benefit Plans (provided that without in any manner impairing or otherwise reducing the assumption of liabilities required to be made pursuant to this sentence, this sentence shall not require Buyer to provide after the Closing Date benefits which are substantially similar). With respect to Employees, solely for the benefit of Sellers and not any Employees, Buyer hereby agrees to indemnify Sellers from any and all termination or severance liability (including, without limitation, any liability related to or arising out of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq., the continuation coverage rules of Section 4980B of the Internal Revenue Code and part 6 of Subtitle B of Title I of ERISA ("COBRA"), and any similar state and local laws), and Buyer hereby agrees to indemnify Sellers from any liabilities arising out of the Employee Benefit Plans and Benefit Arrangements and COBRA in relation to the Other Participants after the Determination Time. Sellers agree that with respect to COBRA, to the extent that Sellers' insurance carrier will not permit the assumption of any Employee Benefit Plan (which includes the continuation of insurance) by Buyer with respect to COBRA claims respecting Employees and Other Participants and Buyer cannot obtain insurance regarding such COBRA claims at reasonable premiums, Buyer shall not be required to assume such Employee Benefit Plan provided that Buyer shall reasonably cooperate with Sellers after the Closing to permit such assumption to be made. To the best of Seller's knowledge all Employee Benefit Plans and Arrangements can be amended on a prospective basis and terminated prospectively without material liability except for liabilities existing on the date of such termination or amendment.

                  (b) Transfer of Assets of the Pension Plans. Subject to the last sentence of this Section 6.3(b), after the Closing Date, Sellers shall cause the assets related to those Pension Plans held in trust and listed on
Schedule 6.3 to be transferred to a successor trust or trusts or other funding medium established by Buyer (the "New Pension Trusts"), such New Pension Trusts to remain in existence for a minimum period of two (2) years after the Closing Date. Such transfer shall occur as soon as reasonably practicable following receipt by Sellers of (i) notification from Buyer that the applicable New Pension Trusts have been established, (ii) an opinion from counsel (or an opinion from a bank trustee or trustee of a similar financial institution) to Buyer that such New Pension Trusts meet the requirements of Section 401(a), 401(k), if applicable, and 501(a) of the Code, and (iii) a similar opinion from counsel (or an opinion from a bank trustee or trustee of a similar institution) to Sellers with respect to the Pensions Plans, and at least thirty (30) days have elapsed after the filing of any required Form 5310 with respect to the transfer of assets of the Pension Plans. Subject to Section 414(1) of the Code, the amount of assets transferred from any trust in which a Pension Plan is invested prior to the Closing Date shall be equal to the fair market value of the assets related to the Plan on the date of transfer. The assets to be transferred pursuant to this Section 6.3 shall be in a form determined by the Sellers in its reasonable discretion (subject to its fiduciary obligations imposed by law); provided, that Sellers shall use their reasonable efforts to utilize cash, unless, with respect to the Pension Plans that are defined contribution plans, Buyer and Seller otherwise agree. Notwithstanding the foregoing, with respect to the assets held in the fixed income fund of any defined contribution Pension Plan, Sellers shall direct the trustee to spin off cloned contracts from such guaranteed investment contracts and similar investments as will produce a substantially equivalent rate of return as under the fixed income fund, to the extent practicable. If no cloned contract can be obtained within three (3) months of the Closing Date, the Sellers shall transfer the aggregate then fair market value of the Pension Plans' investment in such contract to the applicable New Pension Trusts in cash or in such other marketable instruments as the Sellers and Buyer mutually agree. To the extent the process of obtaining the cloned contract extends beyond the date the balance of the assets of such Pension Plan are transferred, Sellers shall not charge any administration expenses to the Buyer under Section 6.3(c) below. Buyer may elect prior to the Closing (by giving at least two business days notice prior to the Closing) to not assume sponsorship of either the Seller's defined benefit plan and/or Seller's 401K Plan (the "Pension Plans"), in which case Sellers shall not cause the transfer of assets contemplated by this Section 6.3(b) to be made and any and all entries relating to the Pension Plans shall be deleted on the Final Balance Sheet (including, without limitation, any liability relating to any underfunding of any Pension Plan).

                  (c) Interim Administration of Pension Plans. Prior to the transfer of the assets of the Pension Plans to the New Pension Trusts pursuant to Section 6.3(b), Sellers shall continue the administration of the Plans. For purposes of the preceding sentence, "administration of the Plans" shall include all actions required in the ordinary course of administration or the proper maintenance of the Pension Plans including, but not limited to, the payment of all benefits or other distributions to participants required by the provisions of such plans; provided, however, that "administration of the Plans" shall not include any employer or sponsor contributions which are or may be required to be made to such Plans. As consideration for Sellers' obligation to continue the administration of such Plans, Buyer agrees for a one hundred twenty (120) day period following the Closing Date to reimburse Seller, in accordance with past practice and upon the delivery of proper invoices identifying the applicable plan and services provided, for all out-of-pocket expenses incurred by Sellers in administration of the plans including, but not limited to, the routine fees charged by the Pensions Plans' trustees, actuaries or third-party administrators. If the transfer to the New Pension Trusts has still not occurred by the end of the one hundred twenty (120) day period referred to in the preceding sentence, Buyer shall continue to reimburse Seller for the applicable portion of all fees incurred by the Sellers in the administration of plans and, if the transfer has not occurred because of the failure of Buyer to satisfy the requirements of Section 6.3(b) above, the Buyer shall in addition pay the Seller $200 for each business day after the date of the expiration of the one hundred twenty (120) day period until the transfer to the New Pension Trusts has occurred, unless the transfer has not occurred through the failure of Sellers to satisfy their responsibilities under Section 6.3(b) of this Agreement.

                  (d) Sellers and Buyer agree to provide each other with such records and information as they may reasonably request in order to carry out their respective obligations under this Section 6.3. During the period following the Closing and prior to the transfer of assets of the Pension Plans to the New Pension Trusts pursuant to Section 6.3(b), Sellers shall promptly forward to Buyer any correspondence or written communications received with respect to any Pension Plan. The parties shall cooperate in making any filings required in connection with the matters contemplated by this Section 6.3.

         6.4 Registration of Stock. Buyer agrees to prepare and file with the Securities and Exchange Commission a registration statement respecting the resale of the Common Stock, the Preferred Stock and the common stock issuable upon conversion of the Preferred Stock as soon as practicable after the Closing, all pursuant to the Registration Agreement (defined in Section 8.2 hereof).

         6.5 Other Action. Each of the parties shall use its best efforts to cause the fulfillment at the earliest practicable date but, in any event, prior to the Closing Date, of all of the conditions to their respective obligations to consummate the transactions under this Agreement.

         6.6 Notices. Each party shall promptly notify the other party in writing of, and furnish to such party any information that such party may reasonably request with respect to, the occurrence of any event of the existence of any state of facts known to such party that would (a) result in the party's representations and warranties not being true if they were made at any time prior to or as of the Closing Date, or (b) impair the party's ability to perform its obligations under this Agreement.

         6.7 Expenses. Except as otherwise specifically provided in this Agreement, Buyer and Sellers shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

         6.8 Publicity. Buyer and Sellers shall consult with each other before issuing any press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or any listing agreement with or regulation or rule of any stock exchange on which the securities of the Parent or Sellers' parent are listed or traded, will not issue a press release prior to such consultation. If Buyer or Sellers are so required to issue a press release they shall use their best efforts to inform the other party hereto prior to issuing it.

         6.9 Transfer Taxes. Any sales taxes, real property transfer taxes, or recording fees payable as a result of the sale or transfer of the Assets or any other action contemplated by this Agreement shall be paid one-half by the Buyer and one-half by Sellers.

         6.10 Supplement to Disclosures. For purposes of determining the accuracy of the representations and warranties of Sellers contained in Article 4 and the fulfillment of the conditions precedent set forth in Section 7.1(a), the Schedules delivered by Sellers shall be deemed to include only that information contained therein on the date of this Agreement as the same may be amended or supplemented by Sellers with Buyer's consent (which shall not be unreasonably withheld) prior to the Closing Date.

         6.11 Preservation of Records. Buyer agrees, at its own expense, that it
(a) shall preserve and keep the records of the Sellers for a period of seven (7) years from the Closing, or for any longer periods as may be required by any government agency or ongoing litigation, and (b) shall make such records available to Sellers as may be reasonably required by Sellers. In the event Buyer wishes to destroy such records after the time specified above, it shall first give sixty (60) days' prior written notice to Sellers and Sellers shall have the right at its option and expense, upon prior written notice given to Buyer within that sixty (60) day period, to take possession of the records within ninety (90) days after the date of Sellers' notice to Buyer.

         6.12 Certain Post-Closing Assistance by the Buyer.

                  (a) Buyer agrees to cause the appropriate personnel, at no cost or expense to Sellers, to prepare or assist Sellers in preparing, at Sellers' election, all customary accounting, tax, employment, benefits-related and similar reports for the Sellers for periods up to the Closing Date which are reasonably requested by Sellers. Sellers shall provide reciprocal assistance to Buyer.

                  (b) Buyer agrees to cause the appropriate personnel to assist Sellers in the prosecution or defense of any claims and litigation (including counterclaims and tax refund claims filed by the Sellers) for which Sellers have indemnified Buyer hereunder or which Buyer has not assumed, provided that such assistance does not unreasonably disrupt the ordinary business operations of the Business. Such services shall be rendered by the Buyer to the Sellers at no cost and expense to Sellers except that (i) Sellers shall reimburse the Buyer for any reasonable out-of-pocket travel and similar expenses incurred by Buyer's personnel in performing these functions, and (ii) Sellers shall pay all reasonable outside counsel fees and other reasonable fees and expenses for services performed by third parties in defending the interests of Sellers or the interests of the Business for which Sellers have indemnified Buyer hereunder. Buyer agrees promptly to pay to Sellers upon receipt any amount collected by Buyer in connection with any action, suit or proceeding for which Sellers have agreed to indemnify Buyer under Section 9.1(a). Sellers shall provide reciprocal assistance to Buyer.

         6.13 No Amendments of Preferred Stock Provisions. Parent shall not directly or indirectly amend, modify or otherwise alter its Articles of Incorporation or the Certificate of Designation so as to directly or indirectly amend, modify, otherwise alter or adversely affect any of the rights of the holders of the Preferred Stock provided for in such Certificate of Designation as of the Closing Date without the express prior written consent of the holders of Preferred Stock in accordance with the Certificate of Designation, including, without limitation, by filing any additional certificate of designation which Parent would be empowered to file in the absence of this Section 6.14.

         6.14 Treasury Matters.

                  (a) Sellers shall continue to cause the funding of the Sellers' checks, in accordance with past practices, which are presented for payment through the day prior to the Closing Date. Sellers shall have no obligation to fund checks which are presented for payment on and after the Closing Date, provided that there is an accrual on the Final Balance Sheet therefor. Buyer shall assume all of the bank accounts of the Business on the Closing Date and be prepared to fund the above-mentioned checks which are presented for payment on and after the Closing Date. Amounts received in the lockbox and depository accounts of the Business through the Determination Time shall be retained by Sellers notwithstanding that, consistent with past practices, such collections may not be credited to Sellers or their affiliates until or after the Closing Date and shall constitute an Excluded Asset.

                  (b) Sellers are party to or financially supported by certain letters of credit, bonding arrangements and/or guarantees, related to the Business, in respect of which Sellers or their affiliates are subject to continuing obligations (the "Credit Support Documents"). The parties shall use their reasonable best efforts to terminate the Credit Support Documents as soon as practicable after the Closing. Buyer shall cause the obligations which are secured by the Credit Support Documents and which relate to Buyer's operation of the Business after the Closing to be discharged in such a manner that Sellers and their affiliates will not be required to make any payments under the Credit Support Documents in relation thereto. Should any such payments be required and paid, Buyer shall reimburse the party making payment upon demand. To the extent Buyer makes any such reimbursement, Buyer will be subrogated to the rights of Sellers in connection with such reimbursements. It is agreed that Buyer shall not have any right to incur any new obligations secured or supported by the Credit Support Documents after the Closing.

         6.15 Use of Trade Names and Trademarks. On and after the Closing, Buyer shall not have any right, title or interest in and to, nor shall Buyer use, the name "U.S. Industries" or any derivation of such name, or any trade name, logo or trademark containing or using such name. Promptly after the Closing, each Seller whose name contains the words "Tommy Armour" shall change its name to a name which does not include such words or any confusingly similar combination or derivation of its present name and, from and after the

Closing, Sellers shall have no further right to use such words as or in any trade name, logo or trademark.

         6.16 D&O Insurance. During the period in which Sellers are entitled to have a nominee elected to Parent's Board pursuant to this Agreement Parent will cause to be maintained Parent's current directors' and officers' insurance and indemnification policy ("D&O Insurance") (or at Parent's option a replacement policy having terms no less advantageous than Parent's current policy) so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"). If the annual premium would be in excess of the Maximum Premium or the existing D&O Insurance expires, is terminated or is cancelled during such period, Parent will use reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

         6.17 Callaway Non-Competition Obligations. Buyer and Parent represent and warrant that their current conduct of their business would not violate the non-competition obligations arising out of the contracts listed in Schedule 6.17 (the "Non-Competition Obligations") if they were as of the date hereof bound by same. Buyer agrees that it will not engage in any activities that would breach the Non-Competition Obligations or fail to take any actions that would breach the Non-Competition Obligations. During any period that the ownership interest in Parent by Seller and/or its affiliates causes the Non-Competition Obligations to be applicable to the Parent, Parent agrees that it will not engage in any activities that would result in a breach of the Non-Competition Obligations or fail to take any actions that will breach the Non-Competition Obligations. Without limiting the generality of the preceding provisions of this Section 6.17 or Section 9.2(f), each of Buyer and Parent acknowledges that the Non-Competition Obligations are severable as provided for in the contracts listed in Schedule 6.17 and agrees that the provisions thereof and this Section
6.17 may be enforced by specific performance.

         6.18 Board Seat. So long as the Sellers or their affiliates collectively own more than (a) 200,000 shares of Parent's Common Stock (as adjusted for reverse stock splits, stock splits and similar matters), Parent will cause a nominee of Sellers ("Nominee") to be elected to Parent's Board, and
(b) 400,000 shares of Parent's common stock (as adjusted for reverse stock splits, stock splits and similar matters), Parent will, at Sellers' written request permit an observer of Sellers to attend the meetings of the Board of Directors of the Parent (provided that Parent shall not be liable for the expenses of such observer in connection therewith). In case any Nominee is no longer a director for any reason, including, without limitation, a resignation, removal for cause or otherwise, Sellers shall have the right to designate a replacement Nominee and Parent shall cause such Nominee to be elected to the Parent's Board of Directors. No Nominee of Sellers shall be removed from Parent's Board of Directors except for cause. The Parties agree to enter into other reasonable arrangements after the signing hereof to implement the provisions contained in this Section 6.18

         6.19 Restrictions on Sale of Stock. Sellers agree that for the period beginning on the Closing Date and ending 120 days thereafter, Sellers will not directly or indirectly sell, hypothecate, pledge or otherwise transfer the Stock.

         6.20 Non-Solicitation. For a period of 2 years commencing on the Closing Date, Sellers shall not directly or indirectly solicit the services of any Employee other than Jim Craft or Dan Schaeffer.

         6.21 Financial Statements. Sellers shall cooperate with Buyer in connection with the preparation of audited financial statements of the Business that are required to be included in Buyer's filing on Form 8-K under the Exchange Act or any Registration Statement or post-effective amendment to a Registration Statement, prior to the expiration of applicable time periods for which such filings must be made. Seller shall use its reasonable best efforts to cause all work that Price Waterhouse has done to date relating to the periods prior to the Closing Date on Seller's behalf to be provided to Buyer for its and its accountant's use at no cost to Buyer. Buyer and Sellers shall each be responsible for one-half of any additional accounting fees incurred in connection with the preparation of such audited financial statements.

         6.22 Location of Assets. Prior to the closing Sellers shall generally identify to Buyer where the Assets are located.

         7. Conditions of Closing.

         7.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Buyer):

                  (a) all representations and warranties of Sellers and Shareholder contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though made again at, and as of, that time;

                  (b) Sellers and Shareholder shall have performed and complied with in all material respects all obligations and covenants required by this Agreement to be performed or complied with by Sellers and Shareholder prior to or at the Closing;

                  (c) Buyer shall have been furnished with the documents referred to in Section 8.1;

                  (d) the Assets shall have not been materially adversely affected as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy;

                  (e) no provision of any applicable law or regulation shall prohibit, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of the sale and purchase of the Assets pursuant to this Agreement.

         7.2 Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the sale under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Sellers):

                  (a) all representations and warranties of Buyer and Parent contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though made again at, and as of, that time;

                  (b) Buyer and Parent shall have performed and complied with in all material respects all obligations and covenants required by this Agreement to be performed or complied with by Buyer and Parent prior to or at the Closing;

                  (c) Sellers shall have been furnished with the documents referred to in Section 8.2;

                  (d) no provision of any applicable law or regulation shall prohibit, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of the sale and purchase of the Assets pursuant to this Agreement, including the purchase of the Stock.

         8. Documents to be Delivered at the Closing.

         8.1 Documents to be Delivered by Sellers. At the Closing, Sellers and Shareholders shall deliver, or cause to be delivered, to Buyer the following:

                  (a) one or more executed deeds (in a mutually satisfactory form), bills of sale, instruments of transfer of bank accounts listed in
Schedule 8.1, assignments of intellectual property, instruments of assignment or certificates of title, dated the Closing Date, transferring to Buyer all of the Sellers' right, title and interest in and to the Assets together with possession of the Assets;

                  (b) documents evidencing the assignment and assumption of the assignable Contracts referred to in Section 1.3 and the assignment of any assignable permits and licenses referred to in Section 1.4;

                  (c) a copy of resolutions of the board of directors of each Seller and Shareholder authorizing the execution, delivery and performance of this Agreement by each Seller and Shareholder and a certificate of the secretary or assistant secretary of each Seller and Shareholder, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (d) a certificate, dated the Closing Date, executed by an officer of each Seller and Shareholder certifying to the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b);

                  (e) a favorable opinion of the General Counsel or Associate General Counsel to each Seller and Shareholder, subject to customary qualifications and limitations, as to the due execution and delivery of this Agreement and the documents delivered by each Seller and Shareholder at the Closing and as to the matters set forth in Sections 4.1 and 4.2, and, to the best of such counsel's knowledge, Sections 4.3 and 4.12;

                  (f) the affidavit of Sellers required by Section 1445(b)(2) of the Code; and

                  (g) such documentation and instruments as are reasonably requested by the title insurance company insuring Buyer's title to the Real Property.

         8.2 Documents to be Delivered by Buyer. At the Closing, Parent and Buyer shall deliver, or cause to be delivered, to Sellers the following:

                  (a) payment and evidence of the wire transfer referred to in
Section 2.3(b);

                  (b) certificates evidencing the Common Stock and certificates evidencing the Preferred Stock, in form reasonably acceptable to Sellers and free and clear of all Liens and other restrictions of any kind or nature;

                  (c) evidence reasonably satisfactory to Sellers that the Certificate of Designation of Parent substantially in the form of Exhibit A has been executed, filed with the Secretary of State of Delaware and is in full force and effect;

                  (d) the additional consideration, if any, payable or deliverable pursuant to Section 2.1(b);

                  (e) evidence reasonably satisfactory to Sellers that there has been compliance with Section 5.10 hereof;

                  (f) if requested by Sellers, a Nominee of Sellers has been elected to Parent's board of directors;

                  (g) the Registration Agreement in a form reasonably satisfactory to Sellers (the "Registration Agreement");

                  (h) documents evidencing the assignment and assumption of the assignable Contracts referred to in Section 1.3, the acceptance of assignable permits and licenses in accordance with Section 1.4, and the assumption of the Assumed Liabilities in accordance with Section 1.5, as required;

                  (i) a copy of resolutions of the boards of directors of Parent and Buyer authorizing the execution, delivery and performance of this Agreement by Parent and Buyer and a certificate of the secretary or assistant secretary, dated the Closing Date, of Parent and Buyer that such resolutions were duly adopted and are in full force and effect;

                  (j) a certificate, dated the Closing Date, executed by an officer of Parent and Buyer certifying to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b) and 8.2(c); and

                  (k) a favorable opinion of counsel to Buyer and Parent, subject to customary qualifications and limitations, as to the due execution and delivery of this Agreement and the documents delivered by Buyer and Parent at the Closing and as to the matters set forth in Sections 5.1, 5.2, the third sentence of Section 5.3 and related matters and Section 5.10 and, to the best of such counsel's knowledge, Sections 5.6 and 5.7.

         9. Indemnification and Related Matters.

         9.1 Indemnification.

                  (a) Subject to the provisions of this Article 9, Sellers and Shareholder, jointly and severally agree to indemnify and hold Buyer and its affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, in excess of the aggregate of any reserves or accruals on the Final Balance Sheet, including reasonable attorneys' fees arising or resulting from the following (except to the extent same constitute Assumed Liabilities):

                           (i) a material breach of any representation or
warranty on the part of each Seller or the Shareholder under the terms of this Agreement or any other document executed by Sellers pursuant hereto;

                           (ii) non-fulfillment of any agreement on the part of
each Seller or Shareholder under the terms of this Agreement or any other document executed by each Seller or Shareholder pursuant hereto;

                           (iii) Environmental Claims, to the extent and in the
manner set forth in Section 9.5; and

                           (iv) any claim, demand, action, suit or proceeding
with respect to the Business relating to the affairs of the Business prior to the Closing Date (other than Environmental Claims), including, without limitation, the pending litigation, threatened claims and charges listed on
Schedule 4.10 and Schedule 4.12.

                  (b) Subject to the provisions of this Article 9, Buyer and Parent, jointly and severally, agree to indemnify and hold each Seller, Shareholder and their respective affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, including reasonable attorneys' fees arising or resulting from the following:

                           (i) a material breach of any representation or
warranty on the part of Parent or Buyer under the terms of this Agreement or any other document executed by Parent or Buyer pursuant hereto;

                           (ii) non-fulfillment of any agreement on the part of
Parent or Buyer under the terms of this Agreement or any other document executed by Parent or Buyer pursuant hereto (for all purposes of this Agreement, including, without limitation, this Section 9.1(b)(ii), and Section 9.2(d) all of the provisions in the Certificate of Designation relating to the Preferred Stock shall be deemed to be agreements on the part of Parent as fully as if each such provision were set forth in full in this Agreement (the "Preferred Stock Provisions"));

                           (iii) Environmental Claims, to the extent and in the
manner set forth in Section 9.5; and

                           (iv) any and all other actions, suits or proceedings
commenced or any other claims or demands asserted against any Seller after the Closing Date with respect to the Business (excluding Environmental Claims) except for those claims, demands, actions, suits and proceedings which are the responsibility of the Sellers under Section 9.1.

         9.2 Determination of Damages and Related Matters.

                  (a) In calculating any amounts payable to Buyer or any other indemnitee pursuant to Sections 9.1(a) or 9.5 or payable to Sellers or any other indemnitee pursuant to Sections 9.1(b) or 9.5, (i) Sellers or Buyer, as the case may be, shall receive credit for (y) any reduction in actual tax liability as a result of the facts giving rise to the claim for indemnification, and (z) any insurance recoveries, and (ii) no amount shall be included for Parent's, Buyer's or Sellers', as the case may be, special or consequential damages.

                  (b) Buyer acknowledges and agrees that Buyer and its representatives have had access to such of the information and documents and to such of the real property, fixtures and tangible personal property of the Business as Buyer and its representatives shall have requested to see and/or review; that Buyer and its representatives have had a full opportunity to meet with appropriate management and employees of each Seller to discuss the Business and Assets, and that, in determining to acquire the Business and Assets, Buyer has made its own investigation into, and based thereon Buyer has formed an independent judgment concerning, the Business and the Assets. It is therefore understood and agreed that, except as specifically set forth in this Agreement, Buyer accepts the Business and the condition of the Assets "AS IS, WHERE IS" without any representation, warranty or guaranty, express or implied, as to merchantability, fitness for a particular purpose or otherwise as to the condition, size, extent, quantity, type or value of such property. Buyer represents and warrants to Sellers and Shareholder that Buyer and its officers, directors and other affiliates have no knowledge of a breach of any of Sellers' and Shareholder's representations and warranties set forth in Article 4 hereof. To the extent that Buyer or its officers, directors or other affiliates have knowledge of facts or circumstances constituting a breach of the representations and warranties set forth in Article 4 at the time such representations and warranties were made, Buyer shall have no right or remedy hereunder or otherwise in respect to such breach or the facts and circumstances related thereto.

                  (c) Sellers acknowledges and agrees that Sellers and its representatives have had access to such of the information and documents and assets of Parent and with respect to the Stock as Sellers and its representatives shall have requested to see and/or review; that Sellers and its representatives have had a full opportunity to meet with appropriate management and employees of Parent to discuss the business of the Parent, and that, in determining to acquire the Stock, Sellers has made its own investigation into, and based thereon Sellers has formed an independent judgment concerning, the business of the Parent, and the Stock. It is therefore understood and agreed that, except as specifically set forth in this Agreement, Sellers accepts the Stock "AS IS, WHERE IS" without any representation, warranty or guaranty, express or implied, as to the business of the Parent, or the value of such Stock. Sellers represents and warrants to Buyer that Sellers and its officers, directors and other affiliates have no knowledge of a breach of any of Buyer's representations and warranties set forth in Article 5 hereof. To the extent that Sellers or its officers, directors or other affiliates have knowledge of facts or circumstances constituting a breach of the representations and warranties set forth in Article 5 at the time such representations and warranties were made, Sellers shall have no right or remedy hereunder or otherwise in respect to such breach or the facts and circumstances related thereto.

                  (d) Sellers and Shareholder, on the one hand, and Buyer and Parent, on the other hand, shall have no liability under this Article 9 for breaches of representations and warranties under Articles 4 and 5 of this Agreement respectively unless the aggregate amount of the damages and losses to Buyer and Parent, on the one hand, and Sellers and Shareholder, on the other hand, from all claims finally determined to arise under Articles 4 and 5 respectively exceed an amount equal to one percent of the Purchase Price and, in such event, Sellers and Shareholder, on the one hand, and Buyer and Parent, on the other hand, shall be required to pay only the amount by which such aggregate amount of claims exceeds said amount in the aggregate; provided, further, that in no event shall the amount of Sellers' and Shareholder's aggregate liability under this Section 9 exceed ten million dollars ($10,000,000).

                  (e) From and after twelve months after the Closing Date, except in respect of breach of covenants, the amount that Buyer may recover from Sellers shall be limited to the amount that is actually recovered, if any, by Sellers under its insurance policies (and such amount shall not be recoverable to the extent Buyer can recover for same under its insurance policies) provided that it is understood and agreed that Sellers shall have no responsibility to the extent such insurance does not actually cover any such losses, including by reason of any deductibles. Buyer shall promptly reimburse to Sellers, or at Sellers request provide reasonable advances, with respect to actual out-of-pocket expenses Sellers incur in connection with the attempted or actual collection of such insurance proceeds pursuant to Buyer's request. For the avoidance of doubt, the provisions of this Section 9.2(e) do not limit Buyer's or Parent's rights to indemnity under this Agreement during the twelve month period commencing on the Closing Date.

                  (f) The parties agree that the provisions set forth in this
Article 9 can be specifically enforced in a court of competent jurisdiction. Apart from such right to specific enforcement, the indemnification provided for in this Article 9 shall, from and after the Closing, be the sole remedy for any of the matters referred to herein and the indemnification under Section 9.5 shall be the sole remedy for any Environmental Claims and for any breach of representation or warranty relating to environmental matters.

         9.3 Time and Manner of Certain Claims. Except as may otherwise be expressly provided in this Agreement, the representations and warranties herein, and the obligations hereunder to be performed prior to the Closing, shall survive the Closing. Sellers and Buyer shall be liable for damages for misrepresentations and breach of warranty set forth in Articles 4 or 5 of this Agreement respectively and asserted under Section 9.1(a)(i) (including, without limitation, pursuant to the certificates to be delivered pursuant to Section 8.1(d)) or Section 9.1(b)(i) (including without limitation pursuant to the certificates to be delivered pursuant to

Section 8.2(d)), respectively only to the extent that notice of a claim therefor complying with the requirements of this Section is asserted by the other in writing and delivered prior to the expiration of a period ending twelve (12) months from the Closing Date; provided, however, that no claim may be made by Buyer against Seller with respect to Sections 4.4, 4.5, 4.6 and 4.7 after the resolution of the issues related to the payment to be made pursuant to Section 2.3(c) or the receipt of such payment. Notwithstanding the foregoing, the agreements contained in this Agreement or any of the documents executed by Buyer or Sellers pursuant to this Agreement, including the Preferred Stock Provisions, to be performed after the Closing shall not be limited as to time. Any notice of a claim shall state specifically the facts giving rise to the alleged basis for the claim and, if known, the amount of the liability asserted against the other party by reason of the claim.

         9.4 Defense of Claims by Third Parties. If any claim is made against Parent or Buyer, on the one hand, or Sellers and Shareholder, on the other hand, that, if sustained, would give rise to a liability of the other under this Agreement, Buyer, on the one hand, or Sellers and Shareholder, on the other hand, as the case may be, shall promptly cause notice of the claim to be delivered to the other and shall afford the other and its counsel, as the other's sole expense, the opportunity to defend and/or settle the claim. If such notice and opportunity are not given to the other, or if any claim is compromised or settled without its prior written consent, no liability shall be imposed upon the other by reason of such claim. The parties shall cooperate in connection with any such claims.

         9.5 Environmental Matters.

                  (a) This Section 9.5 governs the allocation between Sellers and Buyer of all losses associated with Hazardous Substances, including, but not limited to all losses associated with any breach of representation or warranty set forth in Article 4.16 hereof, and all liabilities, obligations, claims, damages, deficiencies and expenses, including, without limitation, reasonable legal and expert fees and expenses and costs of investigation, analysis and remediation (collectively, "Environmental Liability") which may result from a claim or demand to take corrective action (an "Environmental Claim") arising from or incurred in connection with (i) any violation or alleged violation of any Environmental Law (as in effect and requiring compliance at the Determination Time) with respect to the Business, whether or not such violation or alleged violation is known or unknown (an "Event"), or (ii) any personal injury or property damage resulting from any Release of or exposure to Hazardous Substances manufactured, used, stored, sold, handled, spilled, discharged or disposed of in the course of operating the Business (an "Exposure").

                  (b) Environmental Liability shall be allocated between Sellers and Buyer as follows:

                           (i) If the Event or Exposure giving rise to the
Environmental Claim is attributable solely to a period before the Determination Time, (A) if such Environmental

Claim is asserted (meaning that any unaffiliated third party or any judicial, governmental, or administrative authority has advised Sellers or the Buyer in writing that an Environmental Claim is being asserted or investigated or that proceedings in regard to such Environmental Claim have been commenced) ("Becomes Pending") before the period terminating twelve months following the Determination Time (the "Twelve Month Anniversary"), Sellers shall indemnify and hold Buyer and Parent harmless to the extent of one hundred percent (100%) of the related Environmental Liability, or (B) if such Environmental Claim Becomes Pending after the Twelve Month Anniversary of the Determination Time, Buyer and Parent shall indemnify and hold Sellers harmless to the extent of one hundred percent (100%) of the related Environmental Liability; and

                           (ii) If the Event or Exposure giving rise to the
Environmental Claim is attributable to periods both before and after the Determination Time and the Environmental Claim Becomes Pending before the Twelve Month Anniversary of the Determination Time, the allocation of the related Environmental Liability pursuant to this Section 9.5(b) shall be further apportioned between Sellers and Buyer on a reasonable basis with respect to the periods before and after the Determination Time, with any disputes regarding such apportionment to be discussed by the parties in good faith and, if unresolved, to be referred to arbitration in accordance with the rules then existing of the American Arbitration Association, the decision of which arbitrator on such issue shall be final and binding on the parties and the fees and expenses of which arbitrator shall be shared equally by Buyer and the Sellers.

                  (c) It is further agreed as follows:

                           (i) Buyer agrees that, except as explicitly required
by prevailing and applicable Environmental Law, it shall not, by voluntary or discretionary action, or by the action of third parties over which it has control either by contract or otherwise, accelerate the timing, or increase the cost, of any obligations of Sellers under this Section 9.5. Sellers agree that, except as required by prevailing and applicable Environmental Law, it shall not, by voluntary or discretionary action, or by the action of third parties over which it has control either by contract or otherwise, accelerate the timing, or increase the cost, of any obligations of Buyer under this Section 9.5.

                           (ii) The parties agree to act in good faith in
undertaking work to remediate environmental matters that may give rise to a claim for indemnification hereunder with a view to avoiding unnecessary or excessive costs. The parties shall be entitled to rely upon the recommendations of an independent environmental consultant in this regard.

                           (iii) Environmental Liability of Sellers shall be
limited to damages directly relating to rectifying the Environmental Claim to the minimum extent required by applicable law in effect as of the Determination Time. In no event shall Sellers be liable to Buyer for any liabilities or damages arising from any interruption of the operation of the

Business caused by or related to an Environmental Claim or for other special or consequential damages.

                           (iv) The party having liability for at least 51% of
any Environmental Claim shall have the right to control and manage all discussions with third parties, and all proceedings and activities regarding the satisfaction and discharge of the claim.

                           (v) In the event Sellers are provided with notice of
an Environmental Claim, or are required, as a consequence of a claim by a third party, including any governmental entity, against Sellers or Buyer, to enter the Real Property, Buyer shall, at no cost to Sellers, allow Sellers and their agents, contractors and consultants full access to and reasonable use of the Real Property and their facilities, equipment and utilities. Further, Buyer shall provide Sellers with documents within its possession, allow the conduct of sampling programs, execute necessary documents and take actions reasonably recommended by Sellers in order to mitigate or prevent the Release or further Release of Hazardous Substances. Sellers and their agents, contractors and consultants shall make reasonable commercial efforts to avoid interfering with Buyer's operations at the Real Property during their conduct of remedial actions or related response actions. Buyer shall also allow Sellers reasonable access to the Real Property during the period set forth in Section 9.5(b), if, in Sellers' reasonable determination, investigations are necessary to avoid any Environmental Claim or potential Environmental Claim. In its conduct of any investigation, cleanup, or other remedial actions, Sellers shall employ methods satisfactory to the governmental entity with jurisdiction over such matters or in accordance with prevailing and applicable industry standards.

                           (vi) For so long as Sellers' indemnification
contained in Section 9.5 shall be in effect, Buyer shall provide Sellers with any information within its possession which reasonably suggests that an Event or Exposure exists or may exist, for which Sellers may have an indemnification obligation to Buyer.

                  (d) To the extent the provisions of this Section 9.5 conflict with the provisions of Section 9.1, the provisions of this Section 9.5 shall control.

         10. Miscellaneous.

         10.1 Bulk Sales Compliance. Buyer hereby waives compliance by Sellers with the provisions of the Bulk Sales Law of any state which my be applicable to this transaction. In consideration of such waiver, Sellers agree to defend and indemnify Buyer against and hold it harmless from any and all loss, liability, claims, damage or expense (including reasonable attorneys' fees) arising out of or resulting from such noncompliance, provided that such loss, liability, claim, damage or expense was not caused by Buyer's conduct of the Business or is not an Assumed Liability.

         10.2 Finders. Buyer and Sellers respectively represent and warrant that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it. Sellers shall indemnify and hold Buyer harmless from and against any and all claims for brokers' commissions made by any party as a result of this Agreement and the transaction contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Sellers. Buyer shall indemnify and hold Sellers harmless from and against any and all claims for brokers' commissions made by any party as a result of this Agreement and transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Buyer.

         10.3 Entire Agreement. This Agreement (with its Schedules and Exhibits) together with the existing confidentiality agreement between the parties contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters (except as otherwise provided in Section 6.1), and cannot be changed or terminated orally.

         10.4 Jurisdiction and Governing Law. Sellers and Buyer each hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in any federal or state court within the State of Delaware and agree that service of process may be accomplished pursuant to the provisions of Section 10.6 below This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without giving effect to conflicts of law principles thereof.

         10.5 Schedules; Tables of Contents and Headings. Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on all other Schedules to this Agreement to the extent that it should have been disclosed on such other Schedule. The table of contents and section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally (including by confirmed legible telecopier transmission) or mailed by certified mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

                           If to Sellers or Shareholder. c/o:

                           U.S. Industries, Inc.
                           101 Wood Avenue South
                           Iselin, New Jersey 08830
                           Attention: General Counsel
                           Telecopy No.: (732) 767-2208

                           If to Buyer, to:

                           TearDrop Acquisition Corp.
                           1080 Louson Road
                           Union, New Jersey 07083
                           Attention:  Rudy Slucker, CEO
                           Telecopy No.: (908) 688-5444

                           With a copy to:

                           Crummy Del Deo Dolan Griffinger
                              & Vecchione
                           One Riverfront Plaza
                           Newark, New Jersey 07102
                           Attention:  Jeffrey A. Baumel, Esq.
                           Telecopy No.:  (973) 596-0545


         10.7 Separability. In the event that any provision hereof would, under applicable law, be invalid or enforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

         10.8 Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

         10.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligation hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Parent, Buyer or Sellers to assign part or all of its rights under this Agreement to one or more of its subsidiaries or affiliates, but no such assignment by Parent, Buyer or Sellers of its rights or obligations hereunder shall relieve Parent, Buyer or Sellers of any of its obligations under any of such Agreements to the other.

         10.10 Joint and Several Liability. Notwithstanding that only in some instances (and not in others) in this Agreement or in any other document the liability of Sellers and Shareholder is stated to be joint and several liability, all of the obligations of Sellers and/or Shareholder under this Agreement or any document executed by any Seller and/or Shareholder pursuant hereto shall be the joint and several obligations of Sellers and Shareholder. Notwithstanding that only in some instances (and not in others) in this Agreement or in any other document the liability of Buyer and Parent is stated to be joint and several liability, all of the obligations of Buyer and/or Parent under this Agreement or any document executed by Buyer and/or Parent pursuant hereto shall be the joint and several obligations of Buyer and Parent.

         10.11 Joint Agreement. The provisions of this Agreement and each document delivered pursuant hereto shall be deemed to be the joint effort of each of the parties hereto and shall not be construed more severely or strictly against any one or more parties.

         10.12 Best Knowledge. As used in this Agreement "to the best of each Seller's knowledge" "to the knowledge of Sellers", or words of similar import shall mean actual knowledge possessed by an executive officer of Seller and "to the best of Buyer's knowledge", "to the best of Parent's knowledge" or "to Buyer's knowledge" or words of similar import shall mean actual knowledge possessed by an executive officer of Parent or Buyer.

         10.13 Counterparts. This Agreement may be executed via fax and in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first set forth above.

                                           TOMMY ARMOUR GOLF COMPANY


                                           By:___________________________
                                                    Title:

                                           USI CANADA INC.


                                           By:___________________________
                                                    Title:

                                           TOMMY ARMOUR GOLF (SCOTLAND) LTD.


                                           By:________________________________
                                                    Title:


                                           USI AMERICAN HOLDINGS, INC.


                                           By:________________________________
                                                    Title:


                                           TEARDROP ACQUISITION CORP.


                                           By:________________________________
                                                    Title:


                                           TEARDROP GOLF COMPANY


                                           By:________________________________
                                                    Title:


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